Exhibit 10.14

Execution Copy

AMENDED AND RESTATED CREDIT AGREEMENT

Among

GOLDEN OVAL EGGS, LLC,

as a Borrower and as the Borrowers’ Agent,

GOECA, LP

as a Borrower,

MIDWEST INVESTORS OF IOWA, COOPERATIVE

as a Borrower,

COBANK, ACB,

as a Lender and as Administrative Agent,

METROPOLITAN LIFE INSURANCE COMPANY,

as a Lender,

and

THE OTHER LENDERS FROM TIME TO TIME PARTY HERETO

i

Section 9.10	Waiver of Jury Trial	67
Section 9.11	Survival of Agreement	67
Section 9.12	Indemnification	67
Section 9.13	Captions	68
Section 9.14	Entire Agreement	68
Section 9.15	Counterparts	68
Section 9.16	Borrower Acknowledgements	68
Section 9.17	Appointment of and Acceptance by Borrowers’ Agent	69
Section 9.18	Relationship Among Borrowers	69
Section 9.19	Interest Rate Limitation	71
Section 9.20	Ratification of Prior Transactions	71

Annexes
Annex I	Pricing Grid
Annex II	Risk Management Grid

Schedules
Schedule 3.1(a)	Landlord/Bailee Locations
Schedule 3.1(l)	Material Contracts
Schedule 4.6	Litigation
Schedule 4.7	Environmental Matters
Schedule 4.10	Moark Leases
Schedule 6.11	Existing Investments
Schedule 6.12	Existing Indebtedness
Schedule 6.13	Existing Liens
Schedule 6.14	Existing Contingent Obligations

Exhibits
Exhibit A-1	Form of Revolving Note
Exhibit A-2	Form of Term Notes
Exhibit B	Form of Security Agreement
Exhibit C	Form of Mortgage
Exhibit D	Form of Pricing Report
Exhibit E	Borrowing Base Formula
Exhibit F	Form of Borrowing Base Certificate
Exhibit G	Form of Compliance Certificate
Exhibit H	Form of Assignment Agreement
Exhibit I	Form of Environmental Indemnity
Exhibit J	Form of Contract Assignment

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 30, 2006, is by and between GOLDEN OVAL EGGS, LLC, a limited liability company organized under the laws of the State of Delaware, GOECA, LP, a Delaware limited partnership, and MIDWEST INVESTORS OF IOWA, COOPERATIVE, a cooperative organized under the laws of the State of Iowa (individually each a “Borrower” and collectively the “Borrowers”), the banks and other financial institutions or entities which are signatories hereto (individually each a “Lender” and collectively the “Lenders”), COBANK, ACB, a federally charted instrumentality under the Farm Credit Act of 1971, as amended, one of the Lenders and as agent for the Lenders (in such capacity, the “Administrative Agent”), and METROPOLITAN LIFE INSURANCE COMPANY, as a Lender.

RECITALS

A.                                   The Borrowers, the Lenders and the Administrative Agent are parties to a Credit Agreement dated as of September 13, 2004, as amended by that certain First Amendment to Credit Agreement dated as of November 30, 2005 (as so amended and as otherwise amended, supplemented or modified form time to time, the “Existing Credit Agreement”);

B.                                     The Borrowers, the Lenders and the Administrative Agent each wish to amend certain provisions of the Existing Credit Agreement; and

C.                                     This Agreement amends, restates and replaces the Existing Credit Agreement in its entirety.

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.1                                      Defined Terms.  As used in this Agreement the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

“Adjusted LIBOR Rate”:  With respect to each day, the rate (rounded upward, if necessary, to the next one sixteenth of one percent) determined by dividing the LIBOR Rate in effect on such day by 1.00 minus the LIBOR Reserve Percentage.

“Adjusted Dividend Accrual”:  For any period of determination, fifty percent (50%) of the consolidated net income of the Borrowers’ Agent, as adjusted from time to time to reflect actual dividends or cash patronages.

“Administrative Agent”:  As defined in the opening paragraph hereof.

“Advance”:  Any portion of the outstanding Revolving Loans, Swing Line Loans or Term Loans by a Lender as to which one of the available interest rate options and, if pertinent, an Interest Period, is applicable.  Subject to the terms and conditions hereof, an Advance may be a Tranche A Advance, a Quoted Rate Advance, a LIBOR Rate Advance, a Base Rate Advance or, for the two months prior to the applicable maturity date for a Loan only, a LIBOR Index Rate Advance.

“Affiliate”:  When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, five percent or more of any class of voting Equity Interests of the Person referred to, (c) each Person, five percent or more of the voting Equity Interests (or if such Person is not a corporation, five percent or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, joint venturers and partners.  The term control (including the terms “controlled by” and “under common control with”) means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

“Aggregate Revolving Commitment Amount”:  As of any date, the sum of the Revolving Commitment Amounts of all the Revolving Lenders.

“Applicable Commitment Fee Percentage”:  The Applicable Margin at which the Commitment Fees accrue.

“Applicable Lending Office”:  For each Lender and for each type of Advance, the office of such Lender identified as such Lender’s Applicable Lending Office on the signature pages hereof or such other domestic or foreign office of such Lender (or of an Affiliate of such Lender) as such Lender may specify from time to time, by notice given pursuant to Section 9.4, to the Administrative Agent and the Borrowers’ Agent as the office by which its Advances of such type are to be made and maintained.

“Applicable Margin”:  Subject to the last sentence of this definition, with respect to computation of the applicable interest rate or the Applicable Commitment Fee Percentage on Advances or Commitments under the Revolving Loans, the Second Tranche 2 Advances and the Final Tranche 2 Advances with respect to the Tranche A2 Term Loans, the Tranche A3 Advances with respect to the Tranche A3 Term Loans, the Tranche B Term Loans or the Letter of Credit Fee, as the case may be, the margin payable by the Borrowers with respect thereto, as set forth and described in Annex I, established as of the first day of each Fiscal Quarter after the Compliance Certificate required by Section 5.1 is delivered as of the last day of the next preceding Fiscal Quarter (i.e. adjustments shall be made one Fiscal Quarter in arrears); provided, however, that any adjustment in the Applicable Margin shall not become effective until the Administrative Agent shall have received the Compliance Certificate and related financial statements relating to the last day of such next preceding Fiscal Quarter pursuant to Sections 5.1(c) and (d) hereof; provided, further, that notwithstanding anything herein to the contrary, for the first two full Fiscal Quarters following the Effective Date, the Applicable Margin shall be determined at the highest level described in Annex I.  If a Compliance Certificate and related financial statements of the Borrowers’ Agent and a related certification of the Borrowers’ Agent pursuant to Sections 5.1(c) and (d) necessary to establish the Applicable Margin hereunder are not received by the Administrative Agent on or prior to the date required pursuant to Sections 5.1(c) and (d) hereof, the Applicable Margin shall be determined at the highest level described in Annex I and shall remain in effect until one Business Day after such time as the required financial statements are received.

“Applicable Permits”: Any permit, license or similar authorization of or from a governmental agency or political subdivision that is necessary for a Borrower to construct, operate, maintain, own or lease its businesses.

“Assignees”: As defined in Section 9.6(c).

“Assignment Agreement”: As defined in Section 9.6(c).

“Base Rate”:  The rate of interest per annum from time to time established by CoBank as its “CoBank Base Rate.” CoBank may lend to its customers at rates that are at, above or below the Base Rate.  For purposes of determining any interest rate hereunder or under any other Loan Document which is based on the Base Rate, such interest rate shall change as and when the Base Rate shall change.

“Base Rate Advance”:  An Advance with respect to which the interest rate is determined by reference to the Base Rate.

“Bear Stearns Interest Rate Swap Agreement”:  That certain Fixed Income Derivative Amended Confirmation, Reference NE87521, dated May 17, 2000 between Bear Stearns and Borrowers’ Agent.

“Board”:  The Board of Governors of the Federal Reserve System or any successor thereto.

“Borrower”:  As defined in the opening paragraph hereof.

“Borrowers’ Agent”:  Golden Oval Eggs, LLC, a limited liability company organized under the laws of the State of Delaware.

“Borrowing Base”:  As determined in accordance with the formula set forth in Exhibit E hereto.

“Borrowing Base Certificate”:  A certificate in the form of Exhibit F hereto.

“Borrowing Base Deficiency”:  At the time of any determination, the amount, if any, by which Total Revolving Outstandings exceed the Borrowing Base.

“Business Day”:  Any day (other than a Saturday, Sunday or legal holiday in the State of Colorado or the State of Iowa) on which banks are permitted to be open in Denver, Colorado or Des Moines, Iowa.

“Capital Expenditures”:  For any period, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment on a consolidated statement of cash flows for the Borrowers’ Agent during such period, in respect of (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, (b) to the extent related to and not included in (a) above, materials, contract labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP), and (c) other capital expenditures and other uses recorded as capital expenditures or similar terms having substantially the same effect, but excluding (i) layer purchases, (ii) capitalized expenses, (iii) expenditures incurred in connection with the Thompson Construction and (iv) expenditures incurred in connection with the Moark Acquisition.

“Capital Lease”:  A lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitute Capital Lease Obligations.

“Capital Lease Obligations”:  As to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

“Change of Control”:  The occurrence, after the Closing Date, of any of the following circumstances: (a) any Person or two or more Persons acting in concert (other than the current holders of the Equity Interests of the Borrowers’ Agent) acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Equity Interests of the Borrowers’ Agent representing 50% or more of the combined voting power of all Equity Interests of Borrowers’ Agent entitled to vote in the election of directors; or (b) any Person or two or more Persons acting in concert (other than the current holders of the Equity Interests of the Borrowers’ Agent) acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, control over Equity Interests of any Borrower representing 50% or more of the combined voting power of all Equity Interests of Borrowers’ Agent entitled to vote in the election of directors.  For the avoidance of doubt, acquiring membership interests in Borrowers’ Agent pursuant to an offering does not constitute “acting in concert” for purpose of this definition.

“Charges”:  As defined in Section 9.19.

“Closing Date”:  June 30, 2006.

“CoBank”:  CoBank, ACB, in its capacity as one of the Lenders hereunder.

“CoBank Equities”:  As defined in Section 2.27.

“Code”:  The Internal Revenue Code of 1986, as amended.

“Commitments”:  The Revolving Commitment and the Term Loan Commitments.

“Commitment Fees”:  As defined in Section 2.13(b).

“Contingent Obligation”:  With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or otherwise: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (b) to purchase property, securities, Equity Interests or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term “Contingent Obligation” shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

“Contract Assignments”:  Those certain Assignments of Contracts entered into pursuant to the Existing Credit Agreement and those certain Assignments of Contracts dated as of June 30, 2006 executed by the Borrowers’ Agent with respect to each Material Contract identified on Schedule 3.1(l) as requested by the Administrative Agent.

“Current Assets”:  As of any date, the consolidated current assets of the Borrowers’ Agent, determined in accordance with GAAP.

“Current Liabilities”:  As of any date, the consolidated current liabilities of the Borrowers, determined in accordance with GAAP.

“Default”:  Any event which, with the giving of notice (whether such notice is required under Section 7.1, or under another provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.

“Default Rate”:  The sum of the interest rate per annum otherwise applicable to an Advance plus five percent (5%).

“Defaulting Lender”: at any time, any Lender that, at such time (a) has failed to make a Revolving Loan or its Term Loan or any Advances thereunder required pursuant to the terms of this Agreement, including the funding of any participation in accordance with the terms of this Agreement, (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Agreement, or (c) has been deemed insolvent or has become subject to a bankruptcy, receivership or insolvency proceeding, or to a receiver, trustee or similar official.

“EBITDA”:  For any period of determination, the consolidated net income of the Borrowers’ Agent before extraordinary gains or losses, deductions for income taxes, Interest Expense, non-layer depreciation and amortization, all as determined in accordance with GAAP.

“Environmental Indemnity”:  The Unsecured Environmental Indemnity by the Borrowers in favor of the Lenders, in the form of Exhibit I.

“Equity Interests”: All shares, interests, participation or other equivalents, however designated, of or in a corporation or limited liability company, whether or not voting, including but not limited to common stock, member interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

“ERISA”:  The Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”:  Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

“Event of Default”:  Any event described in Section 7.1.

“Existing Credit Agreement”:  As defined in the recitals hereto.

“Federal Funds Rate”:  For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions, with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Final Tranche 2 Advances”:  The third and final Advances made by the Tranche A2 Term Lenders or Tranche B2 Term Lenders after the First Tranche 2 Advances and Second Tranche 2 Advances have been made, which Advances shall be in a maximum aggregate amount equal to (i) with respect to the Tranche A2 Term Loans, the Tranche A2 Term Loan Commitment Amount minus the First

Tranche 2 Advances made by the Tranche A2 Term Lenders minus the aggregate amount of the Second Tranche 2 Advances made by the Tranche A2 Term Lenders, and (ii) with respect to the Tranche B2 Term Loans, the Tranche B2 Term Loan Commitment Amount minus the First Tranche 2 Advances made by the Tranche B2 Term Lenders minus the aggregate amount of the Second Tranche 2 Advances made by the Tranche B2 Term Lenders.

“First Tranche 2 Advance”:  The initial Advance of the Tranche A2 Term Loans and the Tranche B2 Term Loans, which Advances shall be in a maximum amount of $6,700,000 and $3,300,000, respectively.

“Fiscal Quarter”:  Each three (3) month period ending November 30, February 28 (or 29, as the case may be), May 31, and August 31.

“Fixed Charge Coverage Ratio”:  For any period of determination, the ratio of

(a)                                  EBITDA minus Capital Expenditures not financed with Indebtedness minus Equity Interest re-purchases by the Borrowers’ Agent, minus equity retirements by the Borrowers’ Agent, minus Adjusted Dividend Accrual, to

(b)                                 the sum of Interest Expense and all required principal payments with respect to Total Liabilities (including but not limited to all payments with respect to Capital Lease Obligations of the Borrowers’ Agent),

in each case determined for said period on a consolidated basis in accordance with GAAP.

“Funded Debt”:  At the time of determination, the amount on a consolidated basis of all Indebtedness of the Borrowers’ Agent for borrowed money or the deferred purchase price of property, or that bears interest on such date, plus the face amount of any letter of credit for which the Borrowers’ Agent is the account party.

“GAAP”:  Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

“GOE/MII Security Agreement”:  That certain Security Agreement dated as of September 13, 2004 executed by the Borrowers’ Agent and Midwest Investors of Iowa, Cooperative.

“GOECA”:  GOECA, LP, a Delaware limited partnership.

“GOECA Security Agreement”:  The Security Agreement executed by GOECA in the form of Exhibit B attached hereto.

“Immediately Available Funds”:  Funds with good value on the day and in the city in which payment is received.

“Indebtedness”:  With respect to any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person which in accordance with GAAP should be classified upon the balance sheet of such Person as liabilities, but in any event including: (a) all obligations of such Person for borrowed money (including non-recourse obligations), (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Capital Lease Obligations of such Person, (h) all obligations of such Person in respect of interest rate swap agreements, cap or collar agreements, interest rate futures or option contracts, currency swap agreements, currency futures or option agreements and other similar contracts, excluding the Bear Stearns Interest Rate Swap Agreement, (i) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers’ acceptances, (j) all obligations of any partnership or joint venture as to which such Person is or may become personally liable, (k) all obligations of such Person under any Equity Interests issue by such Person, and (l) all Contingent Obligations of such Person.

“Indemnitee”:  As defined in Section 9.12.

“Interest Expense”:  For any period of determination, the aggregate consolidated amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of the Borrowers’ Agent, including (a) all but the principal component of payments in respect of conditional sale contracts, Capital Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings and (c) net costs under interest rate protection agreements, in each case determined in accordance with GAAP.

“Interest Period”:  With respect to each LIBOR Rate Advance, the period commencing on the date of such Advance or on the last day of the immediately preceding Interest Period, if any, applicable to an outstanding Advance and ending one, two, three, six or nine months thereafter, as the Borrowers may elect in the applicable notice of borrowing, continuation or conversion; provided that:

(1)  Any Interest Period that would otherwise end on a day which is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day unless such LIBOR Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day;

(2)  Any Interest Period that begins on the last LIBOR Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month; and

(3)  Any Interest Period that would otherwise end after the Termination Date shall end on the Termination Date.

For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“Investment”:  The acquisition, purchase, making or holding of any Equity Interests or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase Equity Interests, securities or other debt of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof and the formation of, or entry into, any partnership as a limited or general partner or the entry into any joint venture.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Land O’ Lakes”:  Land O’ Lakes, a Minnesota cooperative corporation.

“Landlord Consents”:  Each Lease Assignment Agreement, in form and substance satisfactory to the Administrative Agent, executed by the Borrowers’ Agent or GOECA, as applicable, and the lessor of each Moark Lease.

“Lender”:  As defined in the opening paragraph hereof, and includes the Swing Line Lender, as applicable.

“Letter of Credit”:  An irrevocable letter of credit issued by the Administrative Agent pursuant to this Agreement for the account of a Borrower.

“Letter of Credit Bank”:  CoBank, ACB.

“Letter of Credit Commitment Amount”:  $1,000,000.00.

“Letter of Credit Fee”:  As defined in Section 2.13(d).

“Leverage Ratio”:  At the time of any determination, the ratio of (a) Funded Debt to (b) EBITDA.

“LIBOR Business Day”:  A Business Day which is also a day for trading by and between banks in United States dollar deposits in the interbank Eurodollar market and a day on which banks are open for business in New York City.

“LIBOR Index Rate”:  A rate of interest per annum equal to the rate of interest of a LIBOR Rate Advance for an Interest Period selected by the Administrative Agent plus the Applicable Margin; provided, however, that the Interest Period shall not exceed the lesser of two (2) months and the period from the date of the Advance to the maturity date of the Loan to which such Advance relates.

“LIBOR Index Rate Advance”:  An Advance with respect to which the interest rate is determined by reference to the LIBOR Index Rate; provided, that such Advance may be made and maintained for a Loan only during the two months prior to the applicable maturity date for a Loan.

“LIBOR Rate”:  With respect to each Interest Period applicable to a LIBOR Rate Advance determined by reference to the Adjusted LIBOR Rate, the average offered rate for deposits in United States dollars (rounded upward, if necessary, to the nearest 1/16 of 1%) for delivery of such deposits on the first day of such Interest Period, for the number of days in such Interest Period, which appears on Telerate page 3750 as of 11:00 A.M., London time (or such other time as of which such rate appears) two LIBOR Business Days prior to the first day of such Interest Period, or the rate for such deposits determined by the Administrative Agent at such time based on such other published service of general application as shall be selected by the Administrative Agent for such purpose; provided, that in lieu of determining the rate in the foregoing manner, the Administrative Agent may determine the rate based on rates at which United States dollar deposits are offered to the Administrative Agent in the interbank Eurodollar market at such time for delivery in Immediately Available Funds on the first day of such Interest Period in an amount approximately equal to the Advance by the Administrative Agent to which such Interest Period is to apply (rounded upward, if necessary, to the nearest 1/16 of 1%).  “Telerate page 3750” means the display designated as such on the Telerate reporting system operated by Telerate System Incorporated (or such other page as may replace page 3750 for the purpose of displaying London interbank offered rates of major banks for United States dollar deposits).

“LIBOR Rate Advance”:  An Advance with respect to which the interest rate is determined by reference to the Adjusted LIBOR Rate or the LIBOR Index Rate.

“LIBOR Reserve Percentage”:  As of any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System, with deposits comparable in amount to those held by the Lender, in respect of “Eurocurrency Liabilities” as such term is defined in Regulation D of the Board. The rate of interest applicable to any outstanding Revolving Loans shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

“Lien”:  With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any Capital Lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

“Loan”: A Revolving Loan, a Term Loan or a Swing Line Loan.

“Loan Documents”: This Agreement, the Notes, any Rate Protection Agreement, the Subordination Agreement and the Security Documents.

“Margin Assignment”:  Collectively, that certain Assignment Of Hedging Account and Futures Contract dated as of September 13, 2004 executed by the Borrowers’ Agent in favor of the Administrative Agent and any other Assignment of Hedging Account and Futures Contract in the form of Exhibit B to the Security Agreement, executed by the Borrowers’ Agent.

“Material Adverse Occurrence”:  Any occurrence of whatsoever nature (including, without limitation, any adverse determination in any litigation, arbitration, or governmental investigation or proceeding) which could reasonably be expected to materially and adversely affect (a) the financial condition or operations of the Borrowers, (b) impair the ability of any Borrower to perform its obligations under any Loan Document, or any writing executed pursuant thereto, (c) the validity or enforceability of the material obligations of any Borrower under any Loan Document, (d) the rights and remedies of the Lenders or the Administrative Agent against any Borrower, (e) the timely payment of the principal of and interest on the Loans or other amounts payable by the Borrowers hereunder, or (f) the validity of the joint and several nature of the obligations of the Borrowers with respect to all of the Obligations.

“Material Contracts”:  All contracts that are material to the ongoing and continued operations of the Borrowers’ business operations, including all material products marketing agreements (including egg and manure marketing agreements) and all material supply agreements.

“Maximum Rate”:  As defined in Section 9.19.

“Moark Acquisition”:  The acquisition by the Borrowers’ Agent of the liquid egg operations of Moark, LLC, a Missouri limited liability company, and certain of its affiliates, as contemplated pursuant to the Moark Acquisition Documents.

“Moark Acquisition Documents”:  Collectively, (i) the Asset Purchase and Sale Agreement dated as of May 22, 2006 by and among the Borrowers’ Agent, Moark, LLC, a Missouri limited liability company, and its Affiliates party thereto, and (ii) each other document instrument and agreement executed in accordance with such agreement.

“Moark Leases”:  The leases identified on Schedule 4.10.

“Moark Property”:  The approximately 5.55 acre site located in Henry County, Alabama, owned in fee simple by Borrowers’ Agent, as more particularly described in the Moark Mortgage.

“Moark Mortgage”:  The Mortgage executed by the Borrowers’ Agent, in substantially the form of Exhibit C hereto, encumbering the Moark Property.

“Mortgages”:  Collectively, (a) the Thompson Mortgage, (b) the Moark Mortgage and (c) the Renville Mortgage.

“Net Present Value”:  With respect to a prepayment of a Term Note, the amount of each prospective payment of principal and interest that, without such prepayment, could otherwise have been received by the applicable Lender over the shorter of the remaining contractual life of its Term Note or next repricing date, discounted at a rate equal to (i) the yield of U.S. Treasury Notes that shall be imputed, by linear interpolation, from the current weekly yield of those United States Treasury Notes having a maturity as close as practicable to that of each specific payment of principal and/or interest, as published in the most recent Federal Reserve Statistical Release H.15 (519) or any successor publication, plus (ii) 0.75%.

“Note”:  A Term Note or a Revolving Note.

“Obligations”:  The Borrowers’ obligations in respect of the due and punctual payment of principal and interest on the Notes and Unpaid Drawings when and as due, whether by acceleration or otherwise and all fees (including Commitment Fees), expenses, indemnities, reimbursements and other obligations of the Borrowers under this Agreement or any other Loan Document, and the Rate Protection Obligations, in all cases whether now existing or hereafter arising or incurred.

“Operating Lease”:  For any Person, a lease of property that would not be classified as a Capital Lease, other than a lease under which such Person is the lessor.

“Original Funding Date”:  September 13, 2004.

“Other Taxes”:  As defined in Section 2.25(b).

“Participants”:  As defined in Section 9.6(b).

“PBGC”:  The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

“Permitted Encumbrances”:  Encumbrances affecting the real property described in the Mortgages that are permitted in accordance with the terms of the Mortgages and, with respect to any other property of the Borrowers, encumbrances in the nature of zoning restrictions, easements and rights or restrictions on the use of real property and landlord’s Liens under leases on the premises rented that do not materially detract from the value of such property or impair the use thereof in the business of a Borrower.

“Person”:  Any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan”:  Each employee benefit plan (whether in existence on the Original Funding Date or thereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of a Borrower or of any ERISA Affiliate.

“Prepayment Event”:  Means:

(a)                                  any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Borrower, other than dispositions described in clauses (a), (b) and (c) of Section 6.2; or

(b)                                 any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower, but only to the extent that the net proceeds therefrom have not been applied, or committed pursuant to an agreement (including any purchase orders) to be applied, to repair, restore or replace such property or asset within 180 days after such event.

“Prepayment Fee”:  As defined in Section 2.23.

“Pricing Report”:  A pricing report in the form attached hereto as Exhibit D.

“Quoted Rate”:  The fixed interest rate per annum quoted by CoBank in it its sole discretion and set forth in a Quoted Rate Offer that has been accepted by the Borrower, which rate shall apply only to the specific amounts with the specific maturities set forth in the Quoted Rate Offer.

“Quoted Rate Offer”:  A quote of a fixed interest rate per annum provided to the Borrowers by CoBank in its sole discretion following the receipt by CoBank of a Quoted Rate Request from the Borrowers’ Agent.  Rates may be fixed by CoBank on such balances and for such periods as determined by CoBank in its sole discretion in each instance, provided that the minimum fixed period shall be 30 days for any Quoted Rate Advances for Revolving Loans and 180 days for any Quoted Rate Advances for Tranche B Term Loans.  The Quoted Rate Offer may, in the sole discretion of CoBank, include the Weekly Quoted Variable Rate.

“Quoted Rate Request”:  A request by Borrowers’ Agent to CoBank for a Quoted Rate Offer.

“Rate Protection Agreement”:  Any interest rate swap, cap or option agreement, or any other agreement pursuant to which any Borrower hedges interest rate risk with respect to a portion of the Obligations, entered into by any Borrower with a Rate Protection Provider.

“Rate Protection Obligations”:  The liabilities, indebtedness and obligations of any Borrower, if any, to any Rate Protection Provider under a Rate Protection Agreement.

“Rate Protection Provider”:  Any Lender, or any Affiliate of any Lender, that is the counterparty of any Borrower under any Rate Protection Agreement.

“Real Estate Plan”:  The real estate plan delivered to the Administrative Agent and approved by the Lenders in accordance with Section 3.1(l).

“Regulatory Change”:  Any change after the Closing Date in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including any Lender under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Renville Property”:  The approximately 97.13 acre site located in Renville County, Minnesota, owned in fee simple by Borrowers’ Agent, as more particularly described in the Renville Mortgage.

“Renville Mortgage”:  The Mortgage executed by the Borrowers’ Agent, in substantially the form of Exhibit C hereto, encumbering the Renville Property.

“Replaced Lender”:  As defined in Section 2.24.

“Replacement Lender”: As defined in Section 2.24.

“Reportable Event”:  A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with Section 412(d) of the Code.

“Required Lenders”:  At any time, Lenders, other than Defaulting Lenders, holding at least 66.67% of the aggregate unpaid principal amount of the Notes, excluding Notes held by Defaulting Lenders or, if no Loans are at the time outstanding hereunder, Lenders other than Defaulting Lenders whose Total Percentages aggregate at least 66.67% (with Total Percentages being computed without reference to the Revolving Commitment Amounts and Term Loan Commitment Amounts of Defaulting Lenders), provided that, if at any date of determination, there are two Lenders, the “Required Lenders” shall constitute 100% or the Lenders other than Defaulting Lenders.

“Restricted Payments”:  With respect to Borrowers’ Agent, collectively, (a) all dividends or other distributions of any nature (cash, Equity Interests, assets or otherwise), and all payments on any class of Equity Interests (including warrants, options or rights therefor) issued by such Borrower, whether such Equity Interests are authorized or outstanding on the Closing Date or at any time thereafter, or (b) any redemption or purchase of, or distribution in respect of, any of the foregoing, whether directly or indirectly.

“Revolving Commitment”:  With respect to a Revolving Lender, the agreement of such Lender to make Revolving Loans to the Borrowers in an aggregate principal amount outstanding at any time not to exceed such Revolving Lender’s Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.

“Revolving Commitment Amount”:  With respect to a Revolving Lender, initially the amount set opposite such Revolving Lender’s name on the signature page hereof as its Revolving Commitment Amount, if any.

“Revolving Lender”:  Each Lender that has a Revolving Loan or holds a Revolving Commitment.

“Revolving Loan”:  As defined in Section 2.1.

“Revolving Loan Date”:  The date of the making of any Revolving Loans hereunder.

“Revolving Notes”:  The promissory notes of the Borrowers in the form of Exhibit A-1 hereto, evidencing the obligation of the Borrowers to repay the Revolving Loans, and “Revolving Note” means any one of such promissory notes issued hereunder without distinction.

“Revolving Loan Percentage”:  With respect to any Lender, the percentage equivalent of a fraction, the numerator of which is the Revolving Commitment Amount of such Lender, if any, and the denominator of which is the Aggregate Revolving Commitment Amount.

“Second Tranche 2 Advance”:  The second Advances of the Tranche A2 Term Loans and the Tranche B2 Term Loans, which Advances shall be in a maximum amount of $6,700,000 and $3,300,000, respectively.

“Security Agreements”:  The GOE/MII Security Agreement and the GOECA Security Agreement.

“Security Documents”:  The GOE/MII Security Agreement, the GOECA Security Agreement, the Contract Assignments, any Margin Assignments, the Mortgages, the Landlord Consents and each other agreement, document or instrument pursuant to which the Administrative Agent is granted a Lien to secure the Obligations, as the same may be amended, supplemented, extended, restated or otherwise modified from time to time.

“Series 1999 Bonds”:  Corporate Bond Series 1999 bearing 8.44% interest and due July 2014.

“Series 2000 Bonds”:  Corporate Bond Series 2000 bearing variable interest and due 2002-2015.

“Series 2001 Bonds”:  Corporate Bond Series 2001 bearing 8.75% interest and due January 2011.

“Subordinated Debt”:  Any Indebtedness of any Borrower, now existing or hereafter created, incurred or arising, which is subordinated in right of payment to the payment of the Obligations in a manner and to an extent (a) that Required Lenders have approved in writing prior to the creation of such Indebtedness, or (b) as to any Indebtedness of any Borrower existing on the date of this Agreement, that Required Lenders have approved as Subordinated Debt in a writing delivered by Required Lenders to the Borrowers’ Agent on or prior to the Closing Date.

“Subordination Agreement”: The Subordination Agreement dated of even date herewith by and between Land O’ Lakes and the Administrative Agent.

“Subordinated Promissory Note”:  The Subordinated Promissory Note dated of even date herewith executed in favor of Land O’ Lakes by each of the Borrowers.

“Subsidiary”:  Any corporation or other entity of which Equity Interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are owned by any Borrower either directly or through one or more Subsidiaries.

“Swing Line Lender”:  CoBank.

“Swing Line Loans”:  As defined in Section 2.1.

“Swing Line Loan Date”:  The date of the making of any Swing Line Loans hereunder.

“Swing Line Loan Outstandings”:  As of any date of determination, the aggregate unpaid principal balance of Swing Line Loans outstanding on such date.

“Swing Line Sublimit”:  $5,000,000.

“Tangible Net Worth”:  As of any date of determination, the sum of the amounts set forth on the balance sheet of the Borrowers as the aggregate equity of the members of the Borrowers, less the book value of all intangible assets of the Borrowers, including all such items as goodwill, trademarks, trade names, service marks, copyrights, patents, licenses, unamortized debt discount and expenses, deferred tax assets and the excess of the purchase price of the assets of any business acquired by the Borrowers over the book value of such assets.

“Term Lenders”:  Collectively, the Tranche A Term Lenders and the Tranche B Term Lenders.

“Term Loan”:  Collectively, the Tranche A Term Loans and the Tranche B Term Loans.

“Term Loan Commitment”:  With respect to any Lender, the agreement of such Lender to make a Term Loan to the Borrowers in an amount equal to such Lender’s Term Loan Commitment Amount.

“Term Loan Commitment Amount”:  With respect to any Lender, the aggregate amount of such Lender’s Tranche A1 Term Loan Commitment Amount, Tranche A2 Term Loan Commitment Amount, Tranche A3 Term Loan Commitment Amount, Tranche B1 Term Loan Commitment Amount, Tranche B2 Term Loan Commitment Amount and Tranche B3 Term Loan Commitment Amount.

“Term Loan Date”:  The date of the making of the Tranche A3 Term Loans and the Tranche B3 Term Loans, which date shall be a single Business Day during the Tranche 3 Availability Period.

“Term Loan Maturity Date”:  The later of the Tranche A1 Maturity Date, the Tranche A2 Maturity Date, the Tranche A3 Maturity Date, the Tranche B1 Maturity Date, the Tranche B2 Maturity Date and the Tranche B3 Maturity Date.

“Term Loan Percentage”:  With respect to any Lender, the percentage equivalent of a fraction, the numerator of which is the amount of the Term Loan Commitment of such Lender and the denominator of which is the sum of the Term Loan Commitments of all the Lenders.

“Term Notes”:  The promissory notes of the Borrowers in the form of Exhibit A-2 hereto, evidencing the obligation of the Borrowers to repay the Term Loans, and “Term Note” means any one of such promissory notes without distinction.

“Termination Date”:  The earlier of (a) April 30, 2007 and (b) the date on which the Revolving Commitments are terminated pursuant to Section 7.2 hereof, provided that at the written request of the

Borrowers’ Agent to the Administrative Agent, the Revolving Commitment may be renewed for any number of successive one-year periods in the sole discretion of the Revolving Lenders, in which case the Termination Date shall be extended for a period corresponding to each such renewal, if any.

“Thompson Property”:  The approximately 240-acre site located in Winnebago County, Iowa, owned in fee simple by Midwest Investors of Iowa, Cooperative and leased to Borrowers’ Agent, on which the Borrowers’ Agent’s layer facility is located, as more particularly described in the Thompson Mortgage.

“Thompson Construction”:  The construction of commercial facilities at the Thompson Property.

“Thompson Mortgage”:  The Mortgage dated September 13, 2004 executed by Midwest Investors of Iowa, Cooperative encumbering, inter alia, the Thompson Property, and recorded in the office of the Recorder of the County of Winnebago, State of Iowa, as document No. 41992, as amended, supplemented or modified from time to time.

“Total Percentage”:  With respect to any Lender, the percentage equivalent of a fraction, the numerator of which is the sum of the Revolving Commitment Amount of such Lender and the Term Loan Commitment Amount of such Lender and the denominator of which is the sum of the Revolving Commitment Amounts and Term Loan Commitment Amounts of all the Lenders.

“Total Revolving Outstandings”:  As of any date of determination, the sum of (a) the aggregate unpaid principal balance of Revolving Loans outstanding on such date, (b) the aggregate unpaid principal balance of Swing Line Loans outstanding on such date, (c) the aggregate maximum amount available to be drawn under Letters of Credit outstanding on such date and (d) the aggregate amount of Unpaid Drawings on such date.

“Total Term Outstandings”:  As of any date of determination, the sum of (a) the aggregate unpaid principal balance of the Term Loans outstanding on such date and (b) the aggregate unpaid principal balance of any another term Indebtedness of the Borrowers outstanding on such date.

“Tranche A Advances”:  A Tranche A1 Advance, a Tranche A2 Advance or a Tranche A3 Advance.

“Tranche A Term Lenders”:  Collectively, the Tranche A1 Term Lenders, the Tranche A2 Term Lenders and the Tranche A3 Term Lenders.

“Tranche A Term Loans”:  Collectively, the Tranche A1 Term Loans, the Tranche A2 Term Loans and the Tranche A3 Term Loans.

“Tranche A1 Advance”:  An Advance with respect to which the interest rate is determined by reference to the Tranche A1 Rate.

“Tranche A1 Maturity Date”:  September 20, 2014.

“Tranche A1 Rate”:  A rate of interest per annum equal to 6.08%.

“Tranche A1 Term Lender”:  Each Lender that has a Tranche A1 Term Loan or holds a Tranche A1 Term Loan Commitment.

“Tranche A1 Term Loan”:  The term loan made to the Borrowers, jointly and severally, on the Original Funding Date by each Tranche A1 Term Lender in an amount equal to its Tranche A1 Term Loan Commitment Amount.

“Tranche A1 Term Loan Commitment”:  With respect to any Tranche A1 Term Lender, the agreement of such Lender to make a Tranche A1 Term Loan to the Borrowers in an amount equal to such Lender’s Tranche A1 Term Loan Commitment Amount upon the terms and subject to the conditions of this Agreement.

“Tranche A1 Term Loan Commitment Amount”:  With respect to a Lender, the amount set opposite such Lender’s name on the signature pages hereof as its Tranche A1 Term Loan Commitment Amount, if any.

“Tranche A2 Advance”:  An Advance with respect to which the interest rate is determined by reference to the Tranche A2 Rate.

“Tranche A2 Maturity Date”:  December 20, 2015.

“Tranche A2 Rate”:  With respect to the First Tranche 2 Advance in respect of the Tranche A2 Term Loans, a rate of interest per annum equal to 5.86%, and, with respect to the Second Tranche 2 Advance and the Final Tranche 2 Advance in respect of the Tranche A2 Term Loans, a rate of interest per annum equal to the rate of interest of a LIBOR Rate Advance with an Interest Period of 90 days plus the Applicable Margin.

“Tranche A2 Term Lender”:  Each Lender that has a Tranche A2 Term Loan or holds a Tranche A2 Term Loan Commitment.

“Tranche A2 Term Loan”:  The term loan made to the Borrowers, jointly and severally, during the Tranche 2 Availability Period by each Tranche A2 Term Lender in an amount equal to its Tranche A2 Term Loan Commitment Amount.

“Tranche A2 Term Loan Commitment”:  With respect to any Tranche A2 Term Lender, the agreement of such Lender to make a Tranche A2 Term Loan to the Borrowers in an amount equal to such Lender’s Tranche A2 Term Loan Commitment Amount upon the terms and subject to the conditions of this Agreement.

“Tranche A2 Term Loan Commitment Amount”:  With respect to a Lender, the amount set opposite such Lender’s name on the signature pages hereof as its Tranche A2 Term Loan Commitment Amount, if any.

“Tranche A3 Advance”:  An Advance with respect to which the interest rate is determined by reference to the Tranche A3 Rate.

“Tranche A3 Maturity Date”:  The ten (10) year anniversary of the Closing Date.

“Tranche A3 Rate”:  A rate of interest per annum equal to the rate of interest of a LIBOR Rate Advance with an Interest Period of 90 days plus the Applicable Margin.

“Tranche A3 Term Loan”:  As defined in Section 2.1.

“Tranche A3 Term Lender”:  Each Lender that has a Tranche A3 Term Loan or holds a Tranche A3 Term Loan Commitment.

“Tranche A3 Term Loan Commitment”:  With respect to any Tranche A3 Term Lender, the agreement of such Lender to make a Tranche A3 Term Loan to the Borrowers in an amount equal to such Lender’s Tranche A3 Term Loan Commitment Amount upon the terms and subject to the conditions of this Agreement.

“Tranche A3 Term Loan Commitment Amount”:  With respect to a Lender, the amount set opposite such Lender’s name on the signature pages hereof as its Tranche A3 Term Loan Commitment Amount.

“Tranche B Maturity Date”:  The Tranche B1 Maturity Date, Tranche B2 Maturity Date or Tranche B3 Maturity Date, as applicable.

“Tranche B Term Lenders”:  Collectively, the Tranche B1 Term Lenders, the Tranche B2 Term Lenders and the Tranche B3 Term Lenders.

“Tranche B Term Loans”:  Collectively, the Tranche B1 Term Loans, the Tranche B2 Term Loans and the Tranche B3 Term Loans.

“Tranche B1 Maturity Date”:  September 20, 2014.

“Tranche B1 Term Lender”:  Each Lender that has a Tranche B1 Term Loan or holds a Tranche B1 Term Loan Commitment.

“Tranche B1 Term Loan”:  The term loan made to the Borrowers, jointly and severally, on the Original Funding Date by each Tranche B1 Term Lender in an amount equal to its Tranche B1 Term Loan Commitment Amount.

“Tranche B1 Term Loan Commitment”:  With respect to any Tranche B1 Term Lender, the agreement of such Lender to make a Tranche B1 Term Loan to the Borrowers in an amount equal to such Lender’s Tranche B1 Term Loan Commitment Amount upon the terms and subject to the conditions of this Agreement.

“Tranche B1 Term Loan Commitment Amount”:  With respect to a Lender, the amount set opposite such Lender’s name on the signature pages hereof as its Tranche B1 Term Loan Commitment Amount, if any.

“Tranche B2 Maturity Date”:  December 20, 2015.

“Tranche B2 Term Lender”:  Each Lender that has a Tranche B2 Term Loan or holds a Tranche B2 Term Loan Commitment.

“Tranche B2 Term Loan”:  The term loan made to the Borrowers, jointly and severally, during the Tranche 2 Availability Period by each Tranche B2 Term Lender in an amount equal to its Tranche B2 Term Loan Commitment Amount.

“Tranche B2 Term Loan Commitment”:  With respect to any Tranche B2 Term Lender, the agreement of such Lender to make a Tranche B2 Term Loan to the Borrowers in an amount equal to such

Lender’s Tranche B2 Term Loan Commitment Amount upon the terms and subject to the conditions of this Agreement.

“Tranche B2 Term Loan Commitment Amount”:  With respect to a Lender, the amount set opposite such Lender’s name on the signature pages hereof as its Tranche B2 Term Loan Commitment Amount.

“Tranche B3 Maturity Date”:  The ten (10) year anniversary of the Closing Date.

“Tranche B3 Term Lender”:  Each Lender that has a Tranche B3 Term Loan or holds a Tranche B3 Term Loan Commitment.

“Tranche B3 Term Loan”:  As defined in Section 2.1.

“Tranche B3 Term Loan Commitment”:  With respect to any Tranche B3 Term Lender, the agreement of such Lender to make a Tranche B3 Term Loan to the Borrowers in an amount equal to such Lender’s Tranche B3 Term Loan Commitment Amount upon the terms and subject to the conditions of this Agreement.

“Tranche B3 Term Loan Commitment Amount”:  With respect to a Lender, the amount set opposite such Lender’s name on the signature pages hereof as its Tranche B3 Term Loan Commitment Amount.

“Tranche 2 Availability Period”:  The period that commenced on the later of (i) November 1, 2004 and (ii) the Business Day immediately following the day on which the Phase II Thompson Construction was completed and ending on January 20, 2006.

“Tranche 3 Availability Period”:  The period commencing on the later of (i) the date on which the Moark Acquisition is effectively completed, as determined by the Administrative Agent in its sole discretion and (ii) the date on which all conditions precedent to the effectiveness of this Agreement are completed and ending on the Closing Date.

“United Mills”:  United Mills, a Minnesota Cooperative, partially owned and affiliated with the Borrower’s Agent, with it primary address at 340 Dupont Avenue NE, Renville, Minnesota.

“Unpaid Drawing”:  As defined in Section 2.11.

“Unused Commitment”:  With respect to any Lender as of any date of determination, the amount by which the sum of such Lender’s Revolving Commitment Amount, if any, exceeds such Lender’s Revolving Loan Percentage of the Total Revolving Outstandings on such date minus the aggregate maximum amount to be drawn on any Letters of Credit outstanding on such date.

“U.S. Taxes”: As defined in Section 2.25(f).

“Weekly Quoted Variable Rate”:  A rate per annum equal at all times to the rate of interested established by CoBank on the first Business Day of each week, which CoBank may offer in its sole discretion from time to time.  The rate established by CoBank shall be effective until the first Business Day of the next week.  Each change in the rate shall be applicable to all balances subject to the Weekly Quoted Variable Rate and information about the then current rate shall be made available upon telephonic request by the Borrowers’ Agent.

“Working Capital”:  The amount of the excess, if any, of the Current Assets over the Current Liabilities of the Borrowers’ Agent on a consolidated basis.

Section 1.2                                      Accounting Terms and Calculations.  Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.  To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Borrowers and Required Lenders agree in writing on an adjustment to such computation or determination to account for such change in GAAP.

Section 1.3                                      Computation of Time Periods.  In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding”.

Section 1.4                                      Other Definitional Terms. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.”  All incorporation by reference of covenants, terms, definitions or other provisions from other agreements are incorporated into this Agreement as if such provisions were fully set forth herein, and such incorporation shall include all necessary definitions and related provisions from such other agreements but including only amendments thereto agreed to by the Required Lenders (unless otherwise provided herein or therein), and shall survive any termination of such other agreements until the obligations of the Borrowers under this Agreement and the Notes are irrevocably paid in full, all Letters of Credit have expired without renewal or been returned to the Letter of Credit Bank, and the commitments of any Lender to advance funds to any Borrower are terminated.

ARTICLE II
TERMS OF THE CREDIT FACILITIES

Part A —  Terms of Lending

Section 2.1                                      Lending Commitments.

(a)                                  Revolving Credit.  Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make a revolving credit facility available as loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrowers, jointly and severally, on a revolving basis at any time and from time to time from the Closing Date to the Termination Date, during which period the Borrowers may borrow, repay and reborrow in accordance with the provisions hereof, provided, that no Revolving Loan will be made in any amount which, after giving effect thereto, would cause Total Revolving Outstandings to exceed (A) the Aggregate Revolving Commitment Amount or (B) the Borrowing Base.  Revolving Loans hereunder shall be made by the several Revolving Lenders ratably in the proportion of their respective Revolving Commitment Amounts.  Revolving Loans may be obtained and maintained, at the election of the Borrowers’ Agent but subject to the limitations hereof, as Base Rate Advances, LIBOR Rate Advances or Quoted Rate Advances or any combination thereof; provided, however, that no more than five (5) LIBOR Rate Advances (excluding any LIBOR Rate Advances bearing interest at the

LIBOR Index Rate) and no more than five (5) Quoted Rate Advances may be outstanding at any one time.

(b)                                 Term Loans.  The Tranche A1 Term Loan, the Tranche B1 Term Loan, the Tranche A2 Term Loan and the Tranche B2 Term Loan have been fully funded.  Tranche A1 Term Loans may be maintained only as Tranche A1 Advances and Tranche A2 Term Loans may be maintained only as Tranche A2 Advances. Subject to the terms and conditions hereof, (a) each Tranche A3 Term Lender severally agrees to make term loans (each, a “Tranche A3 Term Loan” and, collectively, the “Tranche A3 Term Loans”) to the Borrowers, jointly and severally, from time to time during the Tranche 3 Availability Period, in an aggregate amount not to exceed its Tranche A3 Term Loan Commitment Amount and (b) each Tranche B3 Term Lender severally agrees to make term loans (each, a “Tranche B3 Term Loan” and, collectively, the “Tranche B3 Term Loans”) to the Borrowers, jointly and severally, from time to time during the Tranche 3 Availability Period, in an aggregate amount not to exceed its Tranche B3 Term Loan Commitment Amount.  Tranche A3 Term Loans may be obtained and maintained only as Tranche A3 Advances.  Tranche B Term Loans may be obtained and maintained, at the election of the Borrowers’ Agent but subject to the limitations hereof, as Base Rate Advances, LIBOR Rate Advances or Quoted Rate Advances, or any combination thereof; provided, however, that no more than five (5) LIBOR Rate Advances (excluding any LIBOR Rate Advances bearing interest at the LIBOR Index Rate) and no more than five (5) Quoted Rate Advances may be outstanding at any one time.

(c)                                  Swing Line Loans.  Subject to the terms and conditions hereof, the Swing Line Lender agrees to lend to the Borrowers, jointly and severally, at any time and from time to time from the Closing Date to the Termination Date, such sums (each, a “Swing Line Loan” and, collectively, the “Swing Line Loans”) as the Borrowers’ Agent may request in an aggregate amount up to the Swing Line Sublimit; provided, that no Swing Line Loan will be made in any amount which, after giving effect thereto, would cause (i) Swing Line Outstandings to exceed the Swing Line Sublimit or (ii) Total Revolving Outstandings to exceed the lesser of (A) the Aggregate Revolving Commitment Amount or (B) the Borrowing Base.  All Swing Line Loans shall be obtained and maintained as Base Rate Advances.

Section 2.2                                      Procedure for Loans.

(a)                                  Procedure for Revolving Loans.  Not later than 2:00 P.M. (Central time) three LIBOR Business Days prior to the requested Revolving Loan Date if the Revolving Loans (or any portion thereof) are requested as LIBOR Rate Advances and not later than 2:00 P.M. (Central time) on the requested Revolving Loan Date if the Revolving Loans are requested as Quoted Rate Advances or Base Rate Advances, Borrowers’ Agent shall submit to the Administrative Agent a written or telephonic request for borrowing, provided that no more than one request for Borrowing may be made on any Business Day.  Each request for Revolving Loans hereunder shall be irrevocable and shall be deemed a representation by each Borrower that on the requested Revolving Loan Date and after giving effect to the requested Revolving Loans the applicable conditions specified in Article III have been and will be satisfied.  Each request for Revolving Loans hereunder shall specify (i) the requested Revolving Loan Date, (ii) the aggregate amount of Revolving Loans to be made on such date which shall be in a minimum amount of $200,000 or, if more, a whole multiple of $100,000 in excess thereof, provided that no minimums shall apply if the Revolving Loans are funded as (A) Base Rate Loans or (B) Quoted Rate Loans for which the Quoted Rate is the Weekly Quoted Variable Rate, (iii) whether such Revolving Loans are to be funded as Base Rate Advances, LIBOR Rate Advances or Quoted Rate Advances (and, if such Revolving Loans are to be made with more than one applicable interest rate choice, specifying the amount to which each interest rate choice is applicable) and (iv) in the case of LIBOR Rate Advances, the duration of the initial Interest Period applicable thereto.  The Administrative Agent may rely on any telephone request by the Borrowers’ Agent for Revolving Loans hereunder which it believes in good faith to be genuine; and each Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephone request.  The Administrative Agent shall promptly notify each other Revolving Lender of the receipt of such request, the matters specified therein, and of such Lender’s ratable share of the requested Revolving Loans.  On the date of the requested Revolving Loans, each Lender shall provide its share of the requested Revolving Loans to the Administrative Agent in Immediately Available Funds not later than 4:00 P.M. (Central time).  Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent will make available to the Borrowers at the Administrative Agent’s principal office in Denver, CO in Immediately Available Funds not later than 4:00 P.M. (Central time) on the requested Revolving Loan Date the amount of the requested Revolving Loans.  If the Administrative Agent has made a Revolving Loan to the Borrowers on behalf of a Revolving Lender but has not received the amount of such Revolving Loan from such Lender by the time herein required, such Lender shall pay interest to the Administrative Agent on the amount so advanced at the Federal Funds Rate from the date of such Revolving Loan to the date funds are received by the Administrative Agent from such Lender, such interest to be payable with such remittance from such Lender of the principal amount of such Revolving Loan (provided, however, that the Administrative Agent shall not make any Revolving Loan on behalf of a Lender if the Administrative Agent has received prior notice from such Lender that it will not make such Revolving Loan).  If the Administrative Agent does not receive payment from such Lender by the next Business Day after the date of any Revolving Loan, the Administrative Agent shall be entitled to recover such Revolving Loan, with interest thereon at the rate (or rates) then applicable to such Revolving Loan, on demand, from the Borrowers, without prejudice to the Administrative Agent’s and the Borrowers’ rights against such Lender.  If such Lender pays the Administrative Agent the amount herein required with interest at the Federal Funds Rate before the Administrative Agent has recovered from the Borrowers, such Lender shall be entitled to the interest payable by the Borrowers with respect to the Revolving Loan in question accruing from the date the Administrative Agent made such Revolving Loan.

(b)                                 Procedure for Term Loans.  Not later than 2:00 P.M. (Central time) three LIBOR Business Days prior to the requested Term Loan Date for the Advances in respect of the Tranche A3 Term Loans and for the portions of the Tranche B3 Term Loans that are requested as LIBOR Rate Advances and not later than 2:00 P.M. (Central time) on the requested Term Loan Date for the portions of the Term Loans that are requested as Base Rate Advances or Quoted Rate Advances, the Borrowers’ Agent shall submit to the Administrative Agent a written request for borrowing.  Such request for Term Loans hereunder shall be irrevocable and shall be deemed a representation by each Borrower that on the requested Term Loan Date and after giving effect to the requested Term Loans the applicable conditions specified in Article III have been and will be satisfied.  Each request for Term Loans hereunder shall specify (i) the requested Term Loan Date, (ii) the aggregate amount of Term Loans to be made on such date which, except for Base Rate Advances or Quoted Rated Advances, shall be in a minimum amount of $200,000 or, if more, a whole multiple of $100,000 in excess thereof, (iii) the type of Advance  the Term Loans are to be funded as (and, if such Term Loans are to be made with more than type of Advance, specifying the amount to which each type of Advance is applicable) and (iv) in the case of LIBOR Rate Advances, the duration of the initial Interest Period applicable thereto.  The Administrative Agent shall promptly notify each other Term Lender of the receipt of such request, the matters specified therein, and of such Lender’s ratable share of the requested Term Loans.  On the date of the requested Term Loans, each Lender shall provide its share of the requested Term Loans to the

Administrative Agent in Immediately Available Funds not later than 4:00 P.M. (Central time).  Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent will make available to the Borrowers at the Administrative Agent’s principal office in Denver, CO in Immediately Available Funds not later than 4:00 P.M. (Central time) on the requested Term Loan Date the amount of the requested Term Loans.  If the Administrative Agent has made a Term Loan to the Borrowers on behalf of a Term Lender but has not received the amount of such Term Loan from such Lender by the time herein required, such Lender shall pay interest to the Administrative Agent on the amount so advanced at the Federal Funds Rate from the date of such Term Loan to the date funds are received by the Administrative Agent from such Lender, such interest to be payable with such remittance from such Lender of the principal amount of such Term Loan (provided, however, that the Administrative Agent shall not make any Term Loan on behalf of a Lender if the Administrative Agent has received prior notice from such Lender that it will not make such Term Loan).  If the Administrative Agent does not receive payment from such Lender by the next Business Day after the date of any Term Loan, the Administrative Agent shall be entitled to recover such Term Loan, with interest thereon at the rate (or rates) then applicable to such Term Loan, on demand, from the Borrowers, without prejudice to the Administrative Agent’s and the Borrowers’ rights against such Lender.  If such Lender pays the Administrative Agent the amount herein required with interest at the Federal Funds Rate before the Administrative Agent has recovered from the Borrowers, such Lender shall be entitled to the interest payable by the Borrowers with respect to the Term Loan in question accruing from the date the Administrative Agent made such Term Loan.

(c)                                  Procedure for Swing Line Loans.  Not later than 2:00 P.M. (Central time) on the requested Swing Line Loan Date, Borrower’s Agent shall submit to the Swing Line Lender a verbal, written or electronic request for borrowing.  Each request for Swing Line Loans hereunder shall be irrevocable and shall be deemed a representation by each Borrower that on the requested Swing Line Loan Date and after giving effect to the requested Swing Line Loans the applicable conditions specified in Article III have been and will be satisfied.  Each request for Swing Line Loans hereunder shall specify (i) the requested Swing Line Loan Date, and (ii) the aggregate amount of Swing Line Loans to be made on such date.  The Administrative Agent may rely on any telephone request of the Borrower’s Agent for Swing Line Loans hereunder which it believes in good faith to be genuine; and each Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephone request.   Unless the Swing Line Lender determines that any applicable condition specified in Article III has not been satisfied, the Swing Line Lender will make available to the Borrowers in Immediately Available Funds not later than 4:00 P.M. (Central time) on the requested Swing Line Loan Date, the amount of the requested Swing Line Loans.

Section 2.3                                      Notes.  The Revolving Loans and Swing Line Loans (if applicable) of each Lender shall be evidenced by a single Revolving Note payable to the order of such Lender in a principal amount equal to such Lender’s Revolving Commitment Amount originally in effect. The Term Loans of each Lender shall be evidenced by Term Notes payable to the order of such Lender in the principal amount equal to such Lender’s Tranche A1 Term Loan Commitment Amount, Tranche A2 Term Loan Commitment Amount, Tranche A3 Term Loan Commitment Amount, Tranche B1 Term Loan Commitment Amount, Tranche B2 Term Loan Commitment Amount or Tranche B3 Term Loan Commitment Amount, as applicable; provided, however, that the Term Loans in respect to the Tranche A2 Term Loan Commitment Amount may be evidenced by one or more Term Notes in amounts equal to the maximum amount of the First Tranche 2 Advance, the Second Tranche 2 Advance or the Final Tranche 2 Advance in respect of such Term Loans, or any combination thereof.  Upon receipt of each Lender’s Notes from the Borrowers, the Administrative Agent shall mail such Notes to such Lender.

Each Lender shall enter in its ledgers and records the amount of its Term Loans and each Revolving Loan, the various Advances made, converted or continued and the payments made thereon, and each Lender is authorized by the each Borrower to enter on a schedule attached to its Term Notes or Revolving Note, as appropriate, a record of such Term Loans, Revolving Loans, Advances and payments; provided, however that the failure by any Lender to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrowers hereunder and on the Notes, and, in all events, the principal amounts owing by the Borrowers in respect of the Revolving Note shall be the aggregate amount of all Revolving Loans made by the Lenders less all payments of principal thereof made by the Borrowers and the principal amount owing by the Borrowers in respect of the Term Notes shall be the aggregate amount of all Term Loans made by the Lenders less all payments of principal thereof made by the Borrowers.

Section 2.4                                      Conversions and Continuations.  Tranche A Advances may not be converted into any other type of Advance and no other type of Advance may be converted into a Tranche A Advance.  On the terms and subject to the limitations hereof, the Borrowers shall have the option at any time and from time to time to convert all or any portion of the Advances in respect of the Revolving Loans or the Tranche B Term Loans into Base Rate Advances, LIBOR Rate Advances or Quoted Rate Advances, or to continue a LIBOR Rate Advance or Quoted Rate Advance as such; provided, however that a LIBOR Rate Advance may be converted or continued only on the last day of the Interest Period applicable thereto, a Quoted Rate Advance may be converted or continued only on the last day of the fixed rate period set forth in the corresponding Quoted Rate Offer and no Advance may be converted or continued as a LIBOR Rate Advance or a Quoted Rate Advance if a Default or Event of Default has occurred and is continuing on the proposed date of continuation or conversion.  Advances in respect of the Revolving Loans or Tranche B Term Loans may be converted to, or continued as, LIBOR Rate Advances or Quoted Rate Advances only in integral multiples, as to the aggregate amount of the Advances of all Lenders so converted or continued, of $200,000.  The Borrowers’ Agent shall give the Administrative Agent written notice of any continuation or conversion of any such Advances and such notice must be given so as to be received by the Administrative Agent not later than 2:00 P.M. (Central time) three LIBOR Business Days prior to requested date of conversion or continuation in the case of the continuation of, or conversion to, LIBOR Rate Advances and not later than 2:00 P.M. (Central time) on the date of the requested continuation of, or conversion to, Quoted Rate Advances or Base Rate Advances.  Each such notice shall specify (a) the amount to be continued or converted, (b) the date for the continuation or conversion (which must be (i) the last day of the preceding Interest Period for any continuation or conversion of LIBOR Rate Advances, (ii) the last day of the fixed rate period set forth in the corresponding Quoted Rate Offer for any continuation or conversion of a Quoted Rate Advance, (iii) a LIBOR Business Day in the case of conversions to or continuations as LIBOR Rate Advances, and (iv) a Business Day in the case of continuations or conversions to Quoted Rate Advances or Base Rate Advances), and (c) in the case of conversions to or continuations as LIBOR Rate Advances, the Interest Period applicable thereto.  Any notice given by the Borrowers’ Agent under this Section shall be irrevocable.  If the Borrowers’ Agent shall fail to notify the Administrative Agent of the continuation of any LIBOR Rate Advances within the time required by this Section, at the option of the Administrative Agent, such Advances shall, on the last day of the Interest Period applicable thereto, (A) automatically be continued as LIBOR Rate Advances with the same principal amount and the same Interest Period or (B) automatically be converted into Base Rate Advances with the same principal amount.  If the Borrowers’ Agent shall fail to notify the Administrative Agent of the continuation of any Quoted Rate Advances within the time required by this Section, or if CoBank declines to make a Quoted Rate Offer with respect to such Quote Rate Advances and the Borrowers’ Agent has not requested an alternative Advance, such Quoted Rate Advances shall, on the last day of the fixed rate period applicable thereto, automatically accrue interest at the Weekly Quoted Variable Rate until repaid or converted into another Advance.  Notwithstanding anything herein to the contrary, the Second Tranche 2 Advance and the Final Tranche 2 Advance in respect of the Tranche A2 Term Loans shall, on the last day of the 90 day Interest Period applicable thereto, automatically be continued at the Tranche A2 Rate applicable thereto with the same principal amount and the same Interest Period, unless otherwise agreed to by the Tranche A2 Term Lender.

Section 2.5                                      Interest Rates, Interest Payments and Default Interest.

(a)                                  The Revolving Loans.  Interest shall accrue and be payable on the Revolving Loans as follows:

(i)                                     Subject to paragraph (iv) below, each LIBOR Rate Advance shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of (A) the Adjusted LIBOR Rate for such Interest Period, plus (B) the Applicable Margin; provided that, any LIBOR Rate Advance made or continued during the two (2) month period ending on the Termination Date shall bear interest at the LIBOR Index Rate.

(ii)                                  Subject to paragraph (iv) below, each Quoted Rate Advance shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Quoted Rate.

(iii)                               Subject to paragraph (iv) below, each Base Rate Advance shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the sum of (A) the Base Rate, plus (B) the Applicable Margin.

(iv)                              Upon the occurrence of any Event of Default, each Advance in respect of the Revolving Loans shall, at the option of the Revolving Lenders, bear interest until paid in full at a rate per annum equal to the Default Rate.

(v)                                 Interest shall be payable (A) with respect to each LIBOR Rate Advance, on the last day of the Interest Period applicable thereto (and, in the case of any LIBOR Rate Advance having an Interest Period greater than three months, on the three month anniversary of the first day of such Interest Period); provided that, with respect to each LIBOR Rate Advance made during the two (2) month period ending on the Termination Date, interest shall be payable, in arrears, on the twentieth (20th) day of each month; (B) with respect to any Base Rate Advance or Quoted Rate Advance, on the twentieth (20th) day of each month; (C) with respect to all Advances, upon any permitted prepayment (on the amount prepaid); and (D) with respect to all Advances, on the Termination Date; provided that interest under paragraph (a)(iv) of this Section shall be payable on demand.

(b)                                 The Term Loans.  Interest shall accrue and be payable on the Term Loans as follows:

(i)                                     Subject to paragraph (vii) below, each Tranche A1 Advance shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Tranche A1 Rate.

(ii)                                  Subject to paragraph (vii) below, each Tranche A2 Advance shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Tranche A2 Rate.

(iii)                               Subject to paragraph (vii) below, each Tranche A3 Advance shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Tranche A3 Rate.

(iv)                              Subject to paragraph (vii) below, each LIBOR Rate Advance in respect of the Tranche B Term Loans shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of (A) the Adjusted LIBOR Rate for such Interest Period, plus (B) the Applicable Margin; provided that, any LIBOR Rate Advance made or continued during the two (2) month period ending on the applicable Tranche B Maturity Date shall bear interest at the LIBOR Index Rate.

(v)                                 Subject to paragraph (vii) below, each Quoted Rate Advance in respect of the Tranche B Term Loans shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Quoted Rate.

(vi)                              Subject to paragraph (vii) below, each Base Rate Advance in respect of the Tranche B Term Loans shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the sum of (A) the Base Rate, plus (B) the Applicable Margin.

(vii)                           Upon the occurrence of any Event of Default, each Tranche A Advance shall, upon thirty (30) days notice to the Borrowers from the Tranche A Term Lenders, and each Advance in respect of the Tranche B Term Loans shall, upon thirty (30) days written notice to the Borrowers from the Tranche B Term Lenders, bear interest until paid in full or until such Event of Default is cured at a rate per annum equal to the Default Rate.

(viii)                        Interest shall be payable (A) with respect to each LIBOR Rate Advance, on the last day of the Interest Period applicable thereto (and, in the case of any LIBOR Rate Advance an Interest Period greater than three months, on the three month anniversary of the first day of such Interest Period); provided that, with respect to each LIBOR Rate Advance made or continued during the two (2) month period ending on the applicable Tranche B Maturity Date, interest shall be payable, in arrears, on the twentieth (20th) day of each month; (B) with respect to any Base Rate Advance, in arrears, on the twentieth (20th) Business Day of each month; (C) with respect to all Advances, upon any permitted prepayment (on the amount prepaid); and (D) with respect to all Advances, on the Termination Date; provided that interest under paragraph (b)(vii) of this Section shall be payable on demand.

(c)          The Swing Line Loans.  Interest shall accrue and be payable on the Swing Line Loans as follows:

(i)                                     Subject to paragraph (ii) below, each Swing Line Loan shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the Base Rate.

(ii)                                  Upon the occurrence of any Event of Default, each Advance in respect of the Swing Line Loans shall, at the option of the Swing Line Lender, bear interest until paid in full at a rate per annum equal to the Default Rate.

(iii)                               Interest shall be payable (A) on the twentieth (20th) day of each month; (B) with respect to all Advances, upon any permitted prepayment (on the amount prepaid); and (C) with respect to all Advances, on the Termination Date; provided that interest under paragraph (c)(ii) of this Section shall be payable on demand.

(d)                                 Any amount of interest which shall not have been paid or have been underpaid hereunder resulting from Borrowers’ Agent’s failure to correctly report or calculate the Funded Debt to EBITDA ratio in the Compliance Certificate delivered in accordance with Section 5.1(g), shall constitute an Obligation hereunder immediately due and payable upon the earlier to occur of Borrowers’ Agent discovery of such error or demand by the Administrative Agent.  Such amounts shall bear interest for the period they are outstanding at the Default Rate.

Section 2.6                                      Repayment.

(a)                                  Revolving Loans.  The unpaid principal balance of all Revolving Notes, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date.

(b)                                 Term Loans.  The principal of each Term Loan shall be payable monthly as follows:

(i)                                     Tranche A1 Term Loans.  The Borrowers shall make principal payments for application to the Tranche A1 Term Loans in the amount of $122,500 on the twentieth (20th) day of each month commencing on October 20, 2004, provided that in the event that any amount of principal or interest remains unpaid with respect to the Tranche A1 Term Loans on the Tranche A1 Maturity Date, such remaining amounts shall be due and payable in full on such date;

(ii)                                  Tranche A2 Term Loans.  The Borrowers shall make principal payments for application to the Tranche A2 Term Loans in the amount of $127,500 on the twentieth (20th) day of each month commencing on January 20, 2006,  provided that in the event that any amount of principal or interest remains unpaid with respect to the Tranche A2 Term Loans on the Tranche A2 Maturity Date, such remaining amounts shall be due and payable in full on such date; and

(iii)                               Tranche A3 Term Loans.  The Borrowers shall make principal payments for application to the Tranche A3 Term Loans in the amount of $150,000 on the twentieth (20th) day of each month commencing on July 20, 2006, provided that in the event that any amount of principal or interest remains unpaid with respect to the Tranche A3 Term Loans on the Tranche A3 Maturity Date, such remaining amounts shall be due and payable in full on such date;

(iv)                              Tranche B1 Term Loans.  The Borrowers shall make principal payments for application to the Tranche B1 Term Loans in the amount of $60,833.33 on the twentieth (20th) day of each month commencing on October 20, 2004, provided that in the event that any amount of principal or interest remains unpaid with respect to the Tranche B1 Term Loans on the Tranche B1 Maturity Date, such remaining amounts shall be due and payable in full on such date;

(v)                                 Tranche B2 Term Loans.  The Borrowers shall make principal payments for application to the Tranche B2 Term Loans in the amount of $64,166.66 on the twentieth (20th) day of each month commencing on January 20, 2006, provided that in the event that any amount of principal or interest remains unpaid with respect to the Tranche B2 Term Loans on the Tranche B2 Maturity Date, such remaining amounts shall be due and payable in full on such date; and

(vi)                              Tranche B3 Term Loans.  The Borrowers shall make principal payments for application to the Tranche B3 Term Loans in the amount of $167,000.00 on the twentieth (20th) day of each month commencing on July 20, 2006, provided that in the event that any amount of principal or interest remains unpaid with respect to the Tranche B3 Term Loans on the Tranche B3 Maturity Date, such remaining amounts shall be due and payable in full on such date.

Amounts paid on the Term Notes may not be reborrowed.

(c)                                  Repayment of Swing Line Loans with Revolving Loans.  The Swing Line Lender may, at any time, in its sole discretion, by written notice to Borrower’s Agent and the Lenders, demand repayment of its Swing Line Loans by way of one or more Revolving Loans, in which case Borrowers shall be deemed to have requested a Revolving Loan comprised solely of Base Rate Advances in the amount of such Swing Line Loans; provided, that any such demand shall be deemed to have been given one Business Day prior to the Termination Date and on the date of the occurrence of any Event of Default described in Section 7.1 and upon acceleration of the indebtedness hereunder and the exercise of remedies in accordance with the provisions of Section 7.2.  Each Lender hereby irrevocably agrees to make its pro rata share of each such Revolving Loan in the amount, in the manner and on the date specified in the preceding sentence, notwithstanding the following: (i) the amount of such borrowing may not comply with the minimum amount for Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Article III are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure of any such request or deemed request for a Revolving Loan to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder, or (vi) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing.  In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, as a result of the commencement of a proceeding under the U.S. Bankruptcy Code with respect to Borrower or any other Person), then each Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from Borrower on or after such date and prior to such purchase) from the Swing Line Lender such participations in the outstanding Swing Line Loans as shall be necessary to cause each such Lender to share in such Swing Line Loans ratably based upon its Revolving Commitment Amount (determined before giving effect to any termination of the Commitments pursuant to this Agreement), provided, that (A) all interest payable on the Swing Line Loans shall be for the account of the Swing Line Lender until the date as of which the respective participation is purchased and (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swing Line Lender, to the extent not paid to the Swing Line Lender by Borrower in accordance with the terms of the relevant Revolving Note, interest on the principal amount of participation purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to the Federal Funds Rate.  Notwithstanding any provision of this Agreement to the contrary, the obligation of each Lender holding a Revolving Commitment to make Revolving Loans for the purpose of repaying Swing Line Loans and each such Lender’s obligation to purchase a participation in any unpaid Swing Line Loans shall be absolute and unconditional and shall not be affected by any circumstance or event whatsoever, including without limitation (x) any setoff, counterclaim, recoupment, defense or any other right that such Lender may have against the Swing Line Lender, Administrative Agent or the Borrowers or any other Person for any reason whatsoever, (y) the occurrence of a Default or Event of Default, or (z) any breach of this Agreement by any part hereto.

Section 2.7                                      Prepayments.

(a)                                  Mandatory Prepayments for Borrowing Base Deficiency.  If at any time a Borrowing Base Deficiency exists, the Borrowers shall immediately pay on the principal of the Advances in respect of the Revolving Loans and the Swing Line Loans an amount equal to such Borrowing Base Deficiency.  Any such payments shall be applied first against Swing Line Loans and then against Revolving Loans consisting of Base Rate Advances and then to Revolving Loans consisting of Quoted Rate and LIBOR Rate Advances, in order, starting with the Quoted Rate or LIBOR Rate Advances having the shortest time to the end of the applicable Interest Period.  Following payment of the Swing Line Loans as required by this paragraph (a), the remaining amount of any such prepayment shall be for the account of each Revolving Lender in proportion to its share of outstanding Revolving Loans.

(b)                                 Mandatory Prepayments for a Prepayment Event.  If at any time a Prepayment Event occurs, the Borrowers shall immediately pay to the Administrative Agent for the ratable benefit of the Lenders the net proceeds realized by such Prepayment Event and any prepayment fee payable under Section 2.23.  Any such prepayments shall be applied first, to the Term Loans, second, to any outstanding Swing Line Loans and third, to any outstanding Revolving Loans.  All prepayments applied to the Term Loans shall be applied to the scheduled principal payments on the Term Loans in the inverse order of their maturities.

(c)                                  Other Mandatory Prepayments.  If at any time Total Revolving Outstandings exceed the Aggregate Revolving Commitment Amount, the Borrowers shall immediately repay to the Administrative Agent for the account of the Revolving Lenders and Swing Line Lender the amount of such excess.  Any such payments shall be applied first against Swing Line Loans and then against Revolving Loans consisting of Base Rate Advances and then to Revolving Loans consisting of Quoted Rate and LIBOR Rate Advances, in order, starting with the Quoted Rate or LIBOR Rate Advances having the shortest time to the end of the applicable Interest Period.  Following payment of the Swing Line Loans as required by this paragraph (a), the remaining amount of any such prepayment shall be for the account of each Revolving Lender in proportion to its share of outstanding Revolving Loans.

(d)                                 Optional Prepayments.   The Term Loans may be prepaid only in accordance with Section 2.23.  The Borrowers may prepay Base Rate Advances in respect of the Revolving Loans and Swing Line Loans, in whole or in part, at any time, without premium or penalty.  Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid.  Each partial prepayment shall be in a minimum aggregate amount for all the Lenders of $200,000 or a whole integral of $100,000 in excess thereof.  Except upon an acceleration following an Event of Default or upon termination of the Revolving Commitments in whole, the Borrowers may pay LIBOR Rate Advances only on the last day of the Interest Period applicable thereto.  The Borrowers may prepay Quote Rate Advances in respect of the Revolving Loans only if permitted by the Quoted Rate Offer.  Amounts paid (unless following an acceleration or upon termination of the Revolving Commitments in whole) or prepaid on Advances in respect of the Revolving Loans under this paragraph (d) may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement.  Amounts paid or prepaid on the Advances under this paragraph (d) shall be for the account of each Revolving Lender in proportion to its share of outstanding Revolving Loans.

Part B — Terms of the Letter of Credit Facility

Section 2.8                                      Letters of Credit.  Upon the terms and subject to the conditions of this Agreement, the Letter of Credit Bank agrees to issue Letters of Credit for the account of the Borrowers from time to time between the Closing Date and thirty (30) days prior to the Termination Date in such amounts as the Borrowers’ Agent shall request up to an aggregate amount at any time outstanding not exceeding the Letter of Credit Commitment Amount; provided that no Letter of Credit will be issued in any amount which, after giving effect to such issuance, would cause Total Revolving Outstandings to exceed the lesser of (a) the Aggregate Revolving Commitment Amount or (b) the Borrowing Base.  Letters of Credit issued pursuant to the Existing Credit Agreement shall remain outstanding as Letters of Credit hereunder.

Section 2.9                                      Procedures for Letters of Credit.  Each request for a Letter of Credit shall be made by the Borrowers’ Agent in writing, by telex, facsimile transmission or electronic conveyance received by the Letter of Credit Bank by 11:00 A.M. (Central time) on a Business Day that is not less than one Business Day preceding the requested date of issuance (which shall also be a Business Day).  Each request for a Letter of Credit shall be deemed a representation by the each Borrower that on the date of issuance of such Letter of Credit and after giving effect thereto the applicable conditions specified in Article III have been and will be satisfied.  The Letter of Credit Bank may require that such request be made on such letter of credit application and reimbursement agreement form as the Letter of Credit Bank may from time to time specify, along with satisfactory evidence of the authority and incumbency of the officials of the Borrowers’ Agent making such request.  The Letter of Credit Bank shall promptly notify the other Revolving Lenders of the receipt of the request and the matters specified therein.  On the date of each issuance of a Letter of Credit the Letter of Credit Bank shall send notice to the other Revolving Lenders of such issuance, accompanied by a copy of the Letter or Letters of Credit so issued.

Section 2.10                                Terms of Letters of Credit.  Letters of Credit shall be issued in support of obligations of the Borrowers’ Agent in accordance with Section 2.16.  Unless the proposed Letter of Credit is cash collateralized, each Letter of Credit must expire not later than the Business Day preceding the Termination Date and no Letter of Credit may have a term longer than 12 months.

Section 2.11                                Agreement to Repay Letter of Credit Drawings.  If the Letter of Credit Bank has received documents purporting to draw under a Letter of Credit that the Letter of Credit Bank believes conform to the requirements of the Letter of Credit, or if the Letter of Credit Bank has decided that it will comply with the Borrowers’ Agent written or oral request or authorization to pay a drawing on any Letter of Credit that the Letter of Credit Bank does not believe conforms to the requirements of the Letter of Credit, it will notify the Borrowers’ Agent of that fact.  The Borrowers shall reimburse the Letter of Credit Bank by 9:30 A.M. (Central time) on the day on which such drawing is to be paid in Immediately Available Funds in an amount equal to the amount of such drawing.  Any amount by which the Borrowers have failed to reimburse the Letter of Credit Bank for the full amount of such drawing by 10:00 A.M. (Central t ime) on the date on which the Letter of Credit Bank in its notice indicated that it would pay such drawing, until reimbursed by the Borrowers, is an “Unpaid Drawing.”

Section 2.12                                Obligations Absolute.  The obligation of the Borrowers under Section 2.11 to repay the Letter of Credit Bank for any amount drawn on any Letter of Credit and to repay the Revolving Lenders to cover Unpaid Drawings shall be absolute, unconditional and irrevocable, shall continue for so long as any Letter of Credit is outstanding notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(a)                                  Any lack of validity or enforceability of any Letter of Credit;

(b)                                 The existence of any claim, setoff, defense or other right which any Borrower may have or claim at any time against any beneficiary, transferee or holder of any Letter of Credit (or any Person for whom any such beneficiary, transferee or holder may be acting), the Letter of Credit Bank, the Administrative Agent, the Swing Line Lender, any Lender or any other Person, whether in connection with a Letter of Credit, this Agreement, the transactions contemplated hereby, or any unrelated transaction; or

(c)                                  Any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever.

None of the Letter of Credit Bank, the Administrative Agent, the Swing Line Lender or any Lender or officers, directors or employees of any thereof shall be liable or responsible for, and the obligations of the Borrowers to the Letter of Credit Bank, the Administrative Agent, the Swing Line Lender and the Lenders shall not be impaired by:

(i)                                     The use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary, transferee or holder thereof in connection therewith;

(ii)                                  The validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents or endorsements should, in fact, prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii)                               The acceptance by the Letter of Credit Bank of documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; or

(iv)                              Any other action of the Letter of Credit Bank in making or failing to make payment under any Letter of Credit if in good faith and in conformity with U.S. or foreign laws, regulations or customs applicable thereto.

Notwithstanding the foregoing, the Borrowers shall have a claim against the Letter of Credit Bank, and the Letter of Credit Bank shall be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrowers which were caused by the Letter of Credit Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms thereof.

Part C —  General

Section 2.13                                Fees.

(a)                                  Closing Fees.  The Borrowers shall pay to the Administrative Agent for the benefit of the Lenders a non-refundable closing fee in the amount of $155,500 (the “Closing Fee”).

(b)                                 Commitment Fee.  The Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender and the Swing Line Lender fees (the “Commitment Fees”) in an amount determined by applying the Applicable Commitment Fee Percentage to the average daily Unused Commitment of such Lender for the period from the Closing Date to the Termination Date.  Such Commitment Fees are payable in arrears quarterly on the last day of each calendar quarter and on the Termination Date.

(c)                                  Administrative Agent’s Fees.  On or before the Closing Date, the Borrowers will pay to the Administrative Agent the fees set forth in the separate letter agreement dated the date hereof between the Administrative Agent and the Borrowers.

(d)                                 Letter of Credit Fees.  For each Letter of Credit issued, the Borrowers shall pay to the Administrative Agent for the account of the Revolving Lenders, in advance on the date of issuance, a fee (a “Letter of Credit Fee”) in an amount equal to the greater of (i) $1,000 and (ii) the amount determined by applying a per annum rate equal to the Applicable Margin for LIBOR Rate Advances in respect of the Revolving Loans then in effect to the original face amount of the Letter of Credit for the period from the date of issuance to the scheduled expiration date of such Letter of Credit.  In addition to the Letter of Credit Fee, the Borrowers shall pay to the Letter of Credit Bank, on demand, all issuance, amendment, drawing and other fees regularly charged by the Letter of Credit Bank to its letter of credit customers and all out-of-pocket expenses incurred by the Letter of Credit Bank in connection with the issuance, amendment, administration or payment of any Letter of Credit.

Section 2.14                                Computation.  Commitment Fees, Letter of Credit Fees, interest on Revolving Loans, Term Loans and Swing Line Loans and the Default Rate shall be computed on the basis of actual days elapsed (or, in the case of Letter of Credit Fees which are paid in advance, actual days to elapse) and a year of 360 days.

Section 2.15                                Payments.  Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under this Agreement payable to the Administrative Agent or the Lenders shall be made without setoff or counterclaim in Immediately Available Funds not later than 1:00 P.M. (Central time) on the dates called for under this Agreement and the Notes to the Administrative Agent at its main office in Denver, Colorado.  Funds received after such time shall be deemed to have been received on the next Business Day.  The Administrative Agent will distribute in like funds to each Lender its ratable share of each such payment of principal, interest and fees received by the Administrative Agent for the account of the Lenders on Business Day or deemed Business Day that such funds were received by the Administrative Agent.  Whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment; provided, however, that if such extension would cause payment of interest on or principal of a LIBOR Rate Advance to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

Section 2.16                                Use of Loan Proceeds.  The proceeds of the Tranche A1 Term Loans, Tranche A2 Term Loans, Tranche B1 Term Loans and Tranche B2 Term Loans have been used for refinancing the Series 2000 Bonds,  the Thompson Construction and working capital for the Borrowers’ Agent.  The proceeds of the Tranche A3 Term Loans and Tranche B3 Term Loans shall be used to finance the Moark Acquisition.  The proceeds of the Revolving Loans shall be used to fund working capital requirements and for the general business purposes of the Borrowers’ Agent in a manner not in conflict with any of the Borrowers’ covenants in this Agreement.  Swing Line Loans may be used for general corporate purposes of the Borrowers in accordance with the Borrowers’ covenants in this Agreement. In no event shall the

Loan proceeds be used (i) to purchase, or refinance the purchase price of, the Thompson Property, (ii) to purchase or carry margin stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose, or (iii) for any purpose that entail a violation of, or that is inconsistent with, the provisions of Regulations U or X of the Board.

Section 2.17                                Interest Rate Not Ascertainable, Etc.  If, on or prior to the date for determining the Adjusted LIBOR Rate in respect of the Interest Period for any LIBOR Rate Advance, any Revolving Lender or Term B Lender determines (which determination shall be conclusive and binding, absent error) that:

(a)                                  deposits in dollars (in the applicable amount) are not being made available to such Lender in the relevant market for such Interest Period, or

(b)                                 the Adjusted LIBOR Rate will not adequately and fairly reflect the cost to such Lender of funding or maintaining LIBOR Rate Advances for such Interest Period,

such Lender shall forthwith give notice to the Borrowers’ Agent and the other Revolving Lenders or Term B Lenders, as the case may be, of such determination, whereupon the obligation of such Lender to make or continue, or to convert any Advances to, LIBOR Rate Advances shall be suspended until such Lender notifies the Borrowers’ Agent and the Administrative Agent that the circumstances giving rise to such suspension no longer exist.  While any such suspension continues, all further Advances by such Lender shall be made with an interest rate option to which such suspension does not apply.  No such suspension shall affect the interest rate then in effect during the applicable Interest Period for any LIBOR Rate Advance outstanding at the time such suspension is imposed.

Section 2.18                                Increased Cost.  If any Regulatory Change:

(a)                                  shall subject any Revolving Lender or Term B Lender (or its Applicable Lending Office) to any tax, duty or other charge with respect to its LIBOR Rate Advances, its Revolving or Term B Note or its obligation to make LIBOR Rate Advances or shall change the basis of taxation of payment to any Lender (or its Applicable Lending Office) of the principal of or interest on its LIBOR Rate Advances or any other amounts due under this Agreement in respect of its LIBOR Rate Advances or its obligation to make LIBOR Rate Advances (except for changes in the rate of tax on the overall net income of such Lender or its Applicable Lending Office imposed by the jurisdiction in which such Lender’s principal office or Applicable Lending Office is located); or

(b)                                 shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board, but excluding any such requirement to the extent included in calculating the applicable Adjusted LIBOR Rate) against assets of, deposits with or for the account of, or credit extended by, any such Lender’s Applicable Lending Office or against Letters of Credit issued by the Letter of Credit Bank or shall impose on any such Lender (or its Applicable Lending Office) or on the United States market for certificates of deposit or the interbank Eurodollar market any other condition affecting its LIBOR Rate Advances, its Revolving or Term B Note or its obligation to make LIBOR Rate Advances or affecting any Letter of Credit;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any LIBOR Rate Advance or issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable

Lending Office) under this Agreement or under its Revolving or Term B Note, then, within 30 days after demand by such Lender (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.  Each Revolving and Term B Lender will promptly notify the Borrowers’ Agent and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.  A certificate of any Revolving and Term B Lender claiming compensation under this Section, setting forth the additional amount or amounts to be paid to it hereunder and stating in reasonable detail the basis for the charge and the method of computation, shall be conclusive in the absence of error.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.  Failure on the part of any Revolving and Term B Lender to demand compensation for any increased costs or reduction in amounts received or receivable with respect to any Interest Period shall not constitute a waiver of such Lender’s rights to demand compensation for any increased costs or reduction in amounts received or receivable in any subsequent Interest Period.

Section 2.19                                Illegality.  If any Regulatory Change shall make it unlawful or impossible for any Revolving and Term B Lender to make, maintain or fund any LIBOR Rate Advance, such Lender shall notify the Borrowers’ Agent and the Administrative Agent, whereupon the obligation of such Lender to make or continue, or to convert any Advances to, LIBOR Rate Advances shall be suspended until such Lender notifies the Borrowers’ Agent and the Administrative Agent that the circumstances giving rise to such suspension no longer exist.  Before giving any such notice, such Lender shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.  If any Revolving and Term B Lender determines that it may not lawfully continue to maintain any LIBOR Rate Advances to the end of the applicable Interest Period, all of the affected Advances shall be automatically converted to Base Rate Advances as of the date of such Lender’s notice, and upon such conversion the Borrowers shall indemnify such Lender in accordance with Section 2.23.

Section 2.20                                Capital Adequacy.  In the event that any Regulatory Change reduces or shall have the effect of reducing the rate of return on any Revolving or Term B Lender’s capital or the capital of its parent corporation (by an amount such Lender deems material) as a consequence of its Commitments and/or its Loans and/or any Letters of Credit or any Revolving Lender’s obligations to make Advances to cover Letters of Credit to a level below that which such Lender or its parent corporation could have achieved but for such Regulatory Change (taking into account such Lender’s policies and the policies of its parent corporation with respect to capital adequacy), then the Borrowers shall, within 30 days after written notice and demand from such Lender (with a copy to the Administrative Agent), pay to such Lender additional amounts sufficient to compensate such Lender or its parent corporation for such reduction.  Any determination by any Revolving or Term B Lender under this Section and any certificate as to the amount of such reduction given to the Borrowers’ Agent by such Lender shall be final, conclusive and binding for all purposes, absent error.

Section 2.21                                Funding Losses; Quoted Rate and LIBOR Rate Advances.  The Borrowers shall compensate each Revolving or Term B Lender, upon its written request, for all losses, expenses and liabilities (including any interest paid by such Lender to lenders of funds borrowed by it to make or carry LIBOR Rate Advances to the extent not recovered by such Lender in connection with the re-employment of such funds and including loss of anticipated profits) which such Lender may sustain:  (i) if for any reason, other than a default by such Lender, a funding of a LIBOR Rate Advance does not occur on the date specified therefor in the Borrowers’ Agent’s request or notice as to such Advance under Section 2.2 or 2.4, or (ii) if, for whatever reason (including, but not limited to, acceleration of the maturity of

Advances following an Event of Default), any repayment of a LIBOR Rate Advance, or a conversion pursuant to Section 2.19, occurs on any day other than the last day of the Interest Period applicable thereto.  A Revolving or Term B Lender’s request for compensation shall set forth the basis for the amount requested and shall be final, conclusive and binding, absent error.

Section 2.22                                Discretion of Lenders as to Manner of Funding.  Each Revolving and Term B Lender shall be entitled to fund and maintain its funding of LIBOR Rate Advances in any manner it may elect, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, but not limited to, determinations under Section 2.21) shall be made as if such Lender had actually funded and maintained each LIBOR Rate Advance during the Interest Period for such Advance through the issuance of its certificates of deposit, or the purchase of deposits, having a maturity corresponding to the last day of the Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

Section 2.23                                Prepayment of Term Loans.  The Borrowers may prepay the principal amount of the Term Loans only if such payment is accompanied by accrued and unpaid interest on the amount paid and a prepayment fee (the “Prepayment Fee”) equal to (i) the Net Present Value of such Lender’s Term Note to be prepaid minus (ii) the portion of its Term Note to be prepaid.  If the Borrowers fail to pay any Prepayment Fee when due, the amount of such Prepayment Fee shall thereafter bear interest until paid at the Default Rate.  Each partial principal prepayment shall be in a minimum amount of the lesser of (i) $200,000 or a whole integral of $100,000 in excess thereof and (ii) the entire remaining principal balance of the Term Loans, and shall be applied to the principal installments in inverse order of their maturity.  Except upon an acceleration following an Event of Default or upon termination of the Term Loan Commitments in whole, the Borrowers may pay LIBOR Rate Advances only on the last day of the Interest Period applicable thereto (or, in the case of LIBOR Rate Advances made during the sixty (60) day period ending on the Termination Date, on the Termination Date).  Amounts paid or prepaid on the Term Notes under this Section shall be for the account of each Lender in proportion to its share of outstanding Term Loans, and shall be paid or prepaid ratably among the Term A Loans and the Term B Loans.  Amounts paid or prepaid on the Term Loans may not be reborrowed.

Section 2.24                                Replacement of Certain Lenders.  If any Lender shall become affected by any of the changes or events described in Section 2.17, 2.18, 2.19 or 2.20 (any such Lender hereinafter referred to as a “Replaced Lender”) and shall give notice to the Borrowers for any increased cost or amounts thereunder, the Borrowers may, so long as no Event of Default has occurred and is continuing, upon at least five (5) Business Days’ notice to the Administrative Agent and such Replaced Lender by the Borrowers’ Agent, designate a replacement lender (a “Replacement Lender”) reasonably acceptable to the Administrative Agent, to which such Replaced Lender shall, subject to its receipt (unless a later date for the remittance thereof shall be agreed upon by the Borrowers and the Replaced Lender) of all amounts due and owing to such Replaced Lender under Section 2.17, 2.18, 2.19 or 2.20 assign all (but not less than all) of its rights, obligations, Loans, Revolving Loan Commitment and Term Loan Commitment pursuant to an Assignment Agreement; provided, that all amounts owed to such Replaced Lender by the Borrowers (except liabilities which by the terms hereof survive the payment in full of the Loans and termination of this Agreement) shall be paid in full as of the date of such assignment.  Upon any assignment by any Lender pursuant to this Section becoming effective, the Replacement Lender shall thereupon be deemed to be a “Lender” for all purposes of this Agreement and such Replaced Lender shall thereupon cease to be a “Lender” for all purposes of this Agreement and shall have no further rights or obligations hereunder (other than pursuant to Section 2.17, 2.18, 2.19 or 2.20 while such Replaced Lender was a Lender).  No Prepayment Fee shall be payable as a result of replacement of a Lender under this Section 2.24.

Section 2.25                                Taxes.

(a)                                  Any and all payments by the Borrowers hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges of withholdings, and all liabilities with respect thereto, excluding, in the case of  each Lender and the Administrative Agent, taxes imposed on its overall net income and franchise taxes imposed on it in lieu of net income taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”).

(b)                                 The Borrowers agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

(c)                                  The Borrowers shall indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes imposed on or paid by such Lender or the Administrative Agent and any penalties, interest and expenses with respect thereto.  Payments on this indemnification shall be made within 30 days from the date such Lender or the Administrative Agent makes written demand therefor.

(d)                                 Within 30 days after the date of any payment of Taxes, the Borrowers shall furnish to the Administrative Agent, at its address referred to on the signature page hereof, a certified copy of a receipt evidencing payment thereof.  In the case of any payment hereunder or under the Notes by or on behalf of the Borrowers through an account or branch outside the United States or by or on behalf of the Borrowers by a payor that is not a United States person, if the Borrowers determine that no Taxes are payable in respect thereof, the Borrowers shall furnish or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)                                  Each Lender, as of the date in becomes a party hereto, represents to the Borrowers and the Administrative Agent that it is either (i) a corporation organized under the laws of the United States or any State thereof or (ii) is entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made pursuant to this Agreement (x) under an applicable provision of a tax convention to which the United States is a party or (y) because it is acting through a branch, agency or office in the United States and any payment to be received by it hereunder is effectively connected with a trade or business in the United States.  Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrowers’ Agent and the Administrative Agent, on or before the day on which such Lender becomes a Lender, a duly completed and signed copy of either Form W-8BEN or Form W-8ECI of the United States Internal Revenue Service.  Form W-8BEN shall include the foreign Lender’s United States taxpayer identification number if required under the current regulations to claim exemption from withholding pursuant to a tax convention.  Thereafter and from time to time, each such Lender shall submit to the Borrowers’ Agent and the Administrative Agent such additional duly completed and signed copies of one or the other of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) reasonably requested by the Borrowers’ Agent or the Administrative Agent and (ii) required and permitted under then-current United States law or regulations to avoid United States withholding taxes on payments in respect of all payments to be received by such Lender hereunder.  Upon the request of the Borrowers’ Agent or the Administrative Agent, each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrowers’ Agent and the Administrative Agent a certificate on Internal Revenue Service Form W-9 or such substitute form as is reasonably satisfactory to the Borrowers’ Agent and the Administrative Agent to the effect that it is such a United States person.

(f)                                    If any Borrower shall be required by law or regulation to make any deduction, withholding or backup withholding of any taxes, levies, imposts, duties, fees, liabilities or similar charges of the United States of America, any possession or territory of the United States of America (including the Commonwealth of Puerto Rico) or any area subject to the jurisdiction of the United States of America (“U.S. Taxes”) from any payments to a Lender pursuant to any Loan Document in respect of the Obligations payable to  such then or thereafter outstanding, such Borrower shall make such withholdings or deductions and pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

Section 2.26                                Capitalization.  Borrowers’ Agent agrees to purchase such equity in CoBank as CoBank may from time to time require in accordance with its Bylaws.  However, the maximum amount of equity which each Borrower shall be obligated to purchase in connection with any Loan may not exceed the maximum amount permitted by the Bylaws at the time that Loan is entered into or such Loan is renewed or refinanced by CoBank.

Section 2.27                                Security.  Each party hereto acknowledges that CoBank has a statutory first Lien on all of the Borrowers’ Agent’s stock and other equities in CoBank (the “CoBank Equities”) pursuant to 12 U.S.C. § 2131.  Accordingly, and notwithstanding any other provision of this Agreement or any other Loan Document to the contrary:

(a)                                  CoBank’s statutory Lien on the CoBank Equities shall be for CoBank’s sole and exclusive benefit and shall not be subject to this Agreement or any other Loan Document nor shall the CoBank Equities (or the proceeds thereof) be subject to pro rata sharing hereunder;

(b)                                 CoBank shall have no obligation to retire the CoBank equities upon the Borrowers’ default or at any other time, either for application to the Obligations or  otherwise; and

(c)                                  the CoBank Equities shall not be offset against the Obligations to CoBank for purposes of determining the Lenders’ pro rata shares hereunder.

ARTICLE III
CONDITIONS PRECEDENT

Section 3.1                                      Conditions to Closing.  The making of the Tranche A3 and Tranche B3 Term Loans and the Revolving Loans, the Swing Line Loans and the issuance of the initial Letter of Credit shall be subject to the prior or simultaneous fulfillment of the following conditions:

(a)                                  Documents.  The Administrative Agent shall have received the following in sufficient counterparts (except for the Notes) for each Lender:

(i)                                     A Revolving Note and the Term Notes drawn to the order of each applicable Lender, executed by a duly authorized officer of each Borrower and dated on or before the Closing Date.

(ii)                                  The GOE/MII Security Agreement duly executed by the Borrowers’ Agent and Midwest Investors of Iowa, Cooperative and dated on or before the Closing Date.

(iii)                               The GOECA Security Agreement duly executed by GOECA and dated on or before the Closing Date.

(iv)                              Each Contract Assignment duly executed by the Borrowers’ Agent and dated on or before the Closing Date.

(v)                                 Each Margin Assignment duly executed by the Borrowers’ Agent and dated on or before the Closing Date.

(vi)                              The Moark Mortgage duly executed by the Borrowers’ Agent and dated on or before the Closing Date.

(vii)                           The Renville Mortgage duly executed by the Borrowers’ Agent and dated on or before the Closing Date.

(viii)                        The Thompson Mortgage duly executed by the Borrowers’ Agent and dated on or before the Closing Date.

(ix)                                Each Landlord Consent duly executed by the parties thereto and dated on or before the Closing Date.

(x)                                   the Subordination Agreement, duly executed by the respective parties thereto and dated on or before the Closing Date.

(xi)                                The Environmental Indemnity duly executed by the Borrowers and dated on or before the Closing Date.

(xii)                             A certificate of the Secretary or Assistant Secretary (or other appropriate officer) of each Borrower dated as of the Closing Date and certifying to the following:

(A)                              A true and accurate copy of the limited liability company or corporate resolutions of such Borrower authorizing the execution, delivery and performance of the Loan Documents to which such Borrower is a party contemplated hereby and thereby;
(B)                                The incumbency, names, titles and signatures of the officers of such Borrower authorized to execute the Loan Documents to which such Borrower is a party and to request Advances;
(C)                                A true and accurate copy of the Certificate of Formation or Articles of Incorporation (or the equivalent) of such Borrower with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of organization as of a date acceptable to the Administrative Agent; and
(D)                               A true and accurate copy of the operating agreement or bylaws (or other constitutive documents) for such Borrower.

(xiii)                          A certificate of good standing for each Borrower in the jurisdiction of its formation or incorporation and, with respect to the Borrowers’ Agent, in the States of Iowa and Minnesota and each other jurisdiction where the character of the properties owned or leased by such Borrower makes such qualification necessary, certified by the appropriate governmental officials as of a date acceptable to the Administrative Agent.

(xiv)                         A certificate dated the Closing Date of the chief executive officer or chief financial officer of each Borrower certifying as to the matters set forth in Sections 3.3 (a) and  (b) below.

(xv)                            The initial Borrowing Base Certificate, as of the last day of the most recent month end prior to the Closing Date.

(xvi)                         Insurance certificates in form and substance reasonably satisfactory to the Lenders listing the Administrative Agent as loss payee thereof and indicating that the Borrower has obtained insurance in compliance with Section 5.3 with respect to each of the businesses and real properties of the Borrowers in such amounts and with such carriers reasonably acceptable to the Lenders.

(xvii)                      Landlord’s waivers and/or bailee’s waivers for locations identified on Schedule 3.1(a).

(b)                                 Opinions.  The Administrative Agent shall have received executed legal opinions of Lindquist & Vennum and Ramsey, Baxley & McDougle, counsel to the Borrowers, dated the Closing Date, delivered to the Administrative Agent in sufficient counterparts for each Lender and in form and substance reasonably satisfactory to the Lenders.

(c)                                  Compliance.  Each Borrower shall have performed and complied with all agreements, terms and conditions contained in this Agreement required to be performed or complied with by such Borrower prior to or simultaneously with the Closing Date.

(d)                                 Lien Searches.  The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the assets of the Borrowers are located, and such search shall reveal no Liens on any of the assets of the Borrowers except for those Liens permitted by Section 6.13 or discharged on or prior to the Closing Date pursuant to a document reasonably satisfactory to the Administrative Agent.

(e)                                  Environmental Matters.  The Administrative Agent shall have received a Phase I environmental site assessment with respect to the Moark Property and Renville Property prepared by the Borrowers’ environmental consultant, along with a corresponding reliance letter from such environmental consultant, confirming that no hazardous substances were found in, on or under the Moark Property or Renville Property and the Lenders shall otherwise be satisfied in all respects with an environmental due diligence investigation of the Borrowers, including with respect to the Thompson Property.

(f)                                    Appraisal.  The Administrative Agent shall have received a real property appraisal of each parcel of real property described in a Mortgage (including an appraisal of all buildings thereon on an as-built basis), which appraisal shall be in form and substance reasonably satisfactory to the Lenders.

(g)                                 Title Insurance.  The Administrative Agent shall have received a commitment for a mortgagee’s title insurance policy or marked up unconditional binder for such insurance (or equivalent thereof reasonably satisfactory to the Administrative Agent) with respect to each Mortgage.  Each such policy shall (i) be in an amount reasonably satisfactory to the Lenders; (ii) be issued at ordinary rates; (iii) insure that the Mortgage insured thereby creates a valid first Lien on the mortgaged property described therein free and clear of all defects and encumbrances, except (A) as disclosed therein and (B) with respect to the Renville Mortgage, subject only to the Lien against the Renville Property in favor of U.S. Bank National Association, as trustee for the holders of the 1999 Series Bonds and the 2001 Series Bonds; (iv) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (v) be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70 and 10/17/84) (or equivalent thereof reasonably satisfactory to the Administrative Agent); (vi) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (vii) be issued by a title company reasonably satisfactory to the Administrative Agent (including any such title companies acting as coinsurers or reinsurers, at the option of the Administrative Agent).  The Administrative Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(h)                                 A.L.T.A. Surveys.  The Administrative Agent shall have received as-built A.L.T.A. surveys of the Moark Property, the Renville Property and each property that is subject to a Landlord Consent, reasonably satisfactory in form and substance to the Administrative Agent, reasonably current and certified to the Administrative Agent for the benefit of the Lenders and the title company issuing the mortgagee’s title insurance policy by a licensed surveyor reasonably satisfactory to the Administrative Agent, showing (i) the locations on each such property of all the buildings, structures and other improvements and the established building setback lines, (ii) the lines of streets abutting each such property and width thereof, (iii) all access and other easements appurtenant to each such property, (iv) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting each such property, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor, (v) any encroachments on any adjoining property by the building structures and improvements on each such property, (vi) if each such property is described as being on a filed map, a legend relating the survey to said map, and (vii) the flood zone designations, if any, in which each such property is located.

(i)                                     Moark Leases.  The Administrative Agent shall have received evidence satisfactory to the Lenders that (i) each Moark Lease has been validly assigned to a Borrower, and (ii) such Borrower’s leasehold interest is clear of all defects and encumbrances on title, other than those approved by the Administrative Agent in its sole discretion.

(j)                                     Risk Management Policy.  The Administrative Agent shall have received a Risk Management Policy for the Borrowers’ Agent that (i) has been approved by the Borrowers’ Agent’s board of directors, (ii) addresses ingredients (corn and soybean meal) utilized in the operations of the Borrowers’ Agent’s operations and the finished egg products therefrom and (iii) is in form and substance reasonably satisfactory to the Lenders.

(k)                                  Real Estate Plan.  The Administrative Agent shall have received a real estate plan from the Borrower’s Agent setting forth its short and long term plans with respect to owned and leased properties in a form and substance acceptable to the Lenders in their sole discretion (the “Real Estate Plan”).

(l)                                     Material Contracts.  The Borrowers shall have delivered to the Administrative Agent true and complete copies of each Material Contract identified on Schedule 3.1(l), including any supplements or amendments thereto, and a certificate of an authorized officer of Borrowers’ Agent certifying that all such Material Contracts are true, complete and correct and are on the Closing Date in full force and effect and that neither the Borrowers’ Agent nor, to the Borrowers’ Agent’s knowledge, any other party to any such Material Contract is or, but for the passage of time or giving of notice or both, will be in breach of any material obligation thereunder.

(m)                               Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code or CNS financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent for the benefit of the Lenders, a perfected Lien on the collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.13), shall be in proper form for filing, registration or recordation, any pledged collateral shall have been duly delivered to the Administrative Agent, and the priority and perfection of the Liens created by the Security Documents shall have been established to the satisfaction of the Administrative Agent and its counsel.

(n)                                 Existing Indebtedness.  The Administrative Agent shall have received evidence reasonably satisfactory to the Lenders that all Indebtedness of the Borrowers other than Indebtedness permitted to remain outstanding after the Closing Date pursuant to this Agreement shall have been repaid or will, as permitted hereunder, be repaid with the proceeds of the Term A3 Loan and Term B3 Loan and the initial Advance under the Revolving Loan to be made on the Closing Date.

(o)                                 Moark Acquisition.  The Administrative Agent shall have received (i) evidence, reasonably satisfactory to the Administrative Agent, that the Borrowers’ Agent has received  cash equity contributions from Land O’ Lakes in an amount not less than $5,000,000, (ii) evidence, reasonably satisfactory to the Administrative Agent, that the Borrowers’ Agent has completed, or concurrently with the initial credit extension hereunder will complete, the Moark Acquisition in accordance with the terms of the Moark Acquisition Documents (without any amendment thereto or waiver thereunder unless consented to by the Lenders); and (iii) all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Administrative Agent), in form and substance satisfactory to the Administrative Agent:

(i)                                     Opinions.  Opinions of counsel for each Borrower, including local counsel reasonably requested by the Administrative Agent, and all other opinions issued pursuant to the Moark Acquisition;

(ii)                                  Copies of Documents.  Copies of the Moark Acquisition Documents, certified by the secretary or assistant secretary (or similar officer) of the Borrowers’ Agent as being true, accurate and complete.

(iii)                               Closing Certificate, Consents and Permits.  A certificate executed by an officer of the Borrowers’ Agent on behalf of the Borrowers’ Agent certifying (A) the matters set forth in Section 3.2 as of the Closing Date and (B) the occurrence of the closing of the Moark Acquisition and that such closing has been consummated in accordance with the terms of the Moark Acquisition Documents without waiver of any material condition thereof; together with evidence that (1) all necessary governmental, regulatory, creditor, member, partner and other material consents, approvals and exemptions required to be obtained by the Borrowers’ Agent in connection with the Moark Acquisition, including in respect of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, have been duly obtained and are in full force and effect and (ii) all material permits necessary for the operation of any business(es) acquired in connection with the Moark Acquistion have been obtained.

(p)                                 No Adverse Change.   Since March 31, 2006, in the judgment of the Lenders, no Material Adverse Occurrence shall have occurred.

(q)                                 Other Matters.  All corporate and legal proceedings relating to the Borrowers and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form and substance to the Administrative Agent, the Lenders and the Administrative Agent’s counsel, and the Administrative Agent shall have received all information and copies of all documents, including records of corporate proceedings, as any Lender or such counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

(r)                                    Fees and Expenses.  The Administrative Agent shall have received for itself and for the account of the Lenders all fees and other amounts due and payable by the Borrowers on or prior to the Closing Date, including the reasonable fees and expenses of counsel to the Administrative Agent payable pursuant to Section 9.2.

(s)                                  No Default; Representations and Warranties.  The Administrative Agent shall have received a certificate dated the requested borrowing date of the chief executive officer or chief financial officer of each Borrower certifying as to the matters set forth in Sections 3.2 (a) and  (b) below.

Any one or more of the conditions set forth above which have not been satisfied by the Borrowers on or prior to the date of disbursement of the initial Loan under this Agreement shall not be deemed permanently waived by the Administrative Agent or any Lender unless the Administrative Agent or such Lender, as the case may be, shall waive the same in a writing which expressly states that the waiver is permanent, and in all cases in which the waiver is not stated to be permanent the Administrative Agent or any Lender may at any time subsequent thereto insist upon compliance and satisfaction of any such condition as a condition to any subsequent Loan or Letter of Credit hereunder and failure by the Borrowers to comply with any such condition within five (5) Business Day’s written notice from the Administrative Agent or any Lender to the Borrowers’ Agent shall constitute an Event of Default under this Agreement.

Section 3.2                                      Conditions Precedent to All Loans and Letters of Credit.  The obligation of the Lenders to make any Loans hereunder (including the Term Loans and the initial Revolving Loans) and of the Letter of Credit Bank to issue each Letter of Credit (including the initial Letter of Credit) shall be subject to the fulfillment of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties contained in Article IV shall be true and correct on and as of the Closing Date and on the date of each

Revolving Loan or the date of issuance of each Letter of Credit, with the same force an effect as if made on such date.

(b)                                 No Default.  No Default or Event of Default shall have occurred and be continuing on the Closing Date and on the date of each Revolving Loan, the date of each Term Loan or the date of issuance of each Letter of Credit or will exist after giving effect to the Revolving Loans or Term Loans made on such date or the Letters of Credit so issued.

(c)                                  Notices and Requests.  The Administrative Agent shall have received the Borrowers’ Agent’s request for such Loans as required under Section 2.2 or its application for such Letters of Credit specified under Section 2.9.

Section 3.3                                      Conditions Subsequent.  Whether or not the Borrowers’ Agent or any Borrower has requested an Advance, the Borrowers shall, in each case within thirty (30) days of the Closing Date, (a) satisfy the conditions specified in Sections 3.1(e) with respect to the Renville property, (b) deliver the A.L.T.A. Surveys for the Renville Property and each property that is subject to a Landlord Consent set forth in Section 3.1(h) and (c) deliver the Direct Rail Agreement between the Borrower’s Agent and the Bay Line Railroad, L.L.C. (“Bay Line”) allowing Bay Line to cross the Moark Property.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make Loans hereunder and to induce the Letter of Credit Bank to issue Letters of Credit, each Borrower represents and warrants to the Lenders and the Letter of Credit Bank for itself and each other Borrower that, both before and after giving effect to the Moark Acquisition:

Section 4.1                                      Organization, Standing, Etc.  Midwest Investors of Iowa, Cooperative is a cooperative association duly incorporated and validly existing and in good standing under the laws of State of Iowa.  Golden Oval Eggs, LLC is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware.  GOECA, LP is a limited partnership duly organized and validly existing under the laws of the State of Delaware, Each Borrower has all requisite power and authority to carry on its business as now conducted, to enter into this Agreement, to issue the Notes and to perform its obligations under the Loan Documents.  Each Borrower (a) holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted in each jurisdiction in which it is carrying on such business, except where the failure to hold such certificates, licenses or permits would not constitute a Material Adverse Occurrence, and (b) is duly qualified and in good standing as a foreign company or corporation in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and the failure so to qualify would permanently preclude such Borrower from enforcing its rights with respect to any assets or expose such Borrower to any Material Adverse Occurrence.

Section 4.2                                      Authorization and Validity.  The execution, delivery and performance by each Borrower of the Loan Documents have been duly authorized by all necessary corporate or company action by such Borrower.  This Agreement constitutes, and the Notes and other Loan Documents when executed will constitute, the legal, valid and binding obligations of each Borrower, enforceable against such Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

Section 4.3                                      No Conflict; No Default.  The execution, delivery and performance by each Borrower of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to such Borrower, (b) violate or contravene any provision of the Certificate of Formation, Articles of Incorporation, bylaws or limited liability company agreement, as applicable, of such Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which such Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien thereunder.  No Borrower is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could constitute a Material Adverse Occurrence.

Section 4.4                                      Government Consent.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of any Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents, except for any necessary filing or recordation of or with respect to any of the Security Documents.

Section 4.5                                      Financial Statements and Condition.  The Borrowers’ audited consolidated  financial statements as at August 31, 2005 and their unaudited financial statements as at June 30, 2006, as heretofore furnished to the Lenders, have been prepared in accordance with GAAP on a consistent basis (except for the absence of footnotes and subject to year-end audit adjustments as to the interim statements) and fairly present the financial condition of the Borrowers as at such dates and the results of their operations and changes in financial position for the respective periods then ended.  As of the dates of such financial statements, no Borrower had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto.

Section 4.6                                      Litigation.  Except as disclosed on Schedule 4.6, there are no actions, suits or proceedings pending or, to the knowledge of any Borrower, threatened against or affecting any Borrower or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to any Borrower, would constitute a Material Adverse Occurrence, and there are no unsatisfied judgments against any Borrower, the satisfaction or payment of which would constitute a Material Adverse Occurrence.

Section 4.7                                      Environmental, Health and Safety Laws.  There does not exist any violation by any Borrower of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which has, will or threatens to impose a material liability on a Borrower or which has required or would require a material expenditure by a Borrower to cure.  No property of any Borrower is used for the production, storage or disposal of hazardous wastes, substances or materials.  No Borrower has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to constitute a Material Adverse Occurrence.  Except as set out on Schedule 4.7, no Borrower has knowledge that it or its property will become subject to environmental laws or regulations during the term of this Agreement, compliance with which could reasonably be expected to require Capital Expenditures that could reasonably be expected to constitute a Material Adverse Occurrence.

Section 4.8                                      ERISA.  Each Plan is in substantial compliance with all applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements.  No Reportable Event has occurred and is continuing with respect to any Plan.  All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would reasonably be expected to result in the institution of proceedings to terminate any Plan under Section 4042 of ERISA.

Section 4.9                                      Federal Reserve Regulations.  No Borrower is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board).  The value of all margin stock owned by each Borrower does not constitute more than 25% of the value of the assets of such Borrower.

Section 4.10                                Title to Property; Leases; Liens; Subordination.  Each Borrower has (i) good and marketable title to its real properties and (ii) good and sufficient title to, or valid, subsisting and enforceable leasehold interest in, its other material properties, including the real property subject to the Moark Leases and all other real properties, other properties and assets, referred to as owned by a Borrower in the most recent financial statement referred to in Section 5.1 (other than property disposed of since the date of such financial statements in the ordinary course of business).  None of such properties is subject to a Lien, except as allowed under Section 6.13.  No Borrower has subordinated any of its rights under any obligation owing to it to the rights of any other person.  Schedule 4.10 identifies each lease that was (or, upon consummation of the Moark Acquistition, will be) assigned to a Borrower in connection with the Moark Acquisition, and the Borrower to which such lease was assigned.

Section 4.11                                Taxes.  Each Borrower has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Borrower).  No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges.  The charges, accruals and reserves on the books of the Borrowers in respect of taxes and other governmental charges are adequate and the Borrowers know of no proposed material tax assessment against it or any basis therefor.

Section 4.12                                Trademarks, Patents.  Each Borrower possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.

Section 4.13                                Burdensome Restrictions.   No Borrower is a party to or otherwise bound by any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate or partnership restriction which would foreseeably constitute a Material Adverse Occurrence.

Section 4.14                                Force Majeure.  Since the date of the most recent financial statement referred to in Section 5.1, the business, properties and other assets of the Borrowers have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God.

Section 4.15                                Investment Company Act.  No Borrower is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

Section 4.16                                Public Utility Holding Company Act.   No Borrower is a “holding company” or a “subsidiary company” of a holding company or an “affiliate” of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 2005, as amended.

Section 4.17                                Full Disclosure.  Subject to the following sentence, neither the financial statements referred to in Section 5.1 nor any other certificate, written statement, exhibit or report furnished by or on behalf of the Borrowers in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading.  Certificates or statements furnished by or on behalf of the Borrowers to the Lenders consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of the Borrower, and the Borrowers have no reason to believe that such projections or forecasts are not reasonable.

Section 4.18                                Subsidiaries.  No Borrower has any Subsidiaries.

Section 4.19                                Labor Matters.  There are no pending or threatened strikes, lockouts or slowdowns against either Borrower.  No Borrower has been or is in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from any Borrower on account of wages and employee health and welfare insurance and other benefits (in each case, except for de minimus amounts), have been paid or accrued as a liability on the books of such Borrower.  The consummation of the transactions contemplated under the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Borrower is bound.

Section 4.20                                Security Documents.

(a)                                  Each Security Agreement is effective to create in favor of the Administrative Agent for the benefit of the Lenders, a legal, valid and enforceable Lien on the collateral described therein and the proceeds thereof, and when financing statements in appropriate form are filed with the Secretary of State of Iowa, the Secretary of State of Delaware and in Minnesota, each Security Agreement shall constitute a fully perfected Lien on, and security interest in, the collateral described therein and the proceeds thereof to the extent a security interest may be perfected by filing under the applicable Uniform Commercial Code, in each case prior and superior in right to any other Person (except with respect to Liens permitted by Sections 6.13(b) and Liens permitted by Section 6.13(c) and (g) that have priority by operation of law).

(b)                                 The Thompson Mortgage is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a valid and enforceable Lien on the Mortgage property described therein and the proceeds thereof and such Mortgage constitutes a fully perfected Lien of record on, and security interest in, the mortgaged property described therein and the proceeds thereof, as security for the Obligations prior  and superior in right to any other Person (except with respect to Permitted Encumbrances and Liens permitted by Sections 6.13(b) and (d)).  Each of the Renville Mortgage and the Moark Mortgage, when executed in accordance with this Agreement, is effective to create in favor of the Administrative Agent for the benefit of the Lenders, a legal, valid and enforceable Lien on the mortgaged property described therein and the proceeds thereof, and when (i) the Thompson Mortgage is filed in the applicable office of Winnebago County, Iowa, (ii) the Renville Mortgage is filed in the applicable office of Renville County, Minnesota and (iii) the Moark Mortgage is filed in the applicable office of Henry County, Alabama, each such Mortgage shall constitute a fully perfected Lien of record on, and security interest in, the mortgaged property described in such Mortgage and the proceeds thereof, as security for the Obligations, prior and superior in right to any other Person (except with respect to Permitted Encumbrances and Liens permitted by Sections 6.13(b) and (d) and, with respect to the Renville Mortgage, the Lien against the Renville Property in favor of U.S. Bank National Association, as trustee for the benefit of the holders of the 1999 Series Bonds and the 2001 Series Bonds).

Section 4.21                                Solvency.  After the making of any Loan and after giving effect thereto, (a) the fair value of the assets of each Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) no Borrower will have unreasonably small capital with which to conduct the business in which it is engaged as such business is proposed to be conducted following the Closing Date.

Section 4.22                                Eligibility.  As of the Closing Date, (i) each Borrower is eligible to borrow from CoBank, and (ii) the percentage of voting control of the Borrowers’ Agent held by producers or cooperatives is 100%.

Section 4.23                                Material Contract.  Each Material Contract in effect on the Closing Date is identified on Schedule 3.1(l) and copies of each such Material Contract have been delivered to the Administrative Agent.  Except as has been previously disclosed to the Administrative Agent in writing, none of such Material Contracts has been amended, modified or terminated.

Section 4.24                                Moark Acquisition.

(a)                                  The Borrowers’ Agent has heretofore furnished the Administrative Agent a true and correct copy of the Moark Acquisition Documents.

(b)                                 Each Borrower and, to the Borrowers’ knowledge, each other party to the Moark Acqusition Documents, has duly taken all necessary corporate, partnership or other organizational action to authorize the execution, delivery and performance of the Moark Acquisition Documents and the consummation of transactions contemplated thereby.

(c)                                  The Moark Acquisition will comply with all applicable legal requirements, and all necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by the Borrowers party thereto and, to the Borrowers’ knowledge, each other party to the Moark Acquisition Documents in connection with the Moark Acquisition will be, prior to consummation of the Moark Acquisition, duly obtained and will be in full force and effect.  As of the date of the Moark Acquisition Documents, all applicable waiting periods with respect to the Moark Acquisition will have expired without any action being taken by any competent governmental authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Moark Acquisition.

(d)                                 The execution and delivery of the Moark Acquisition Documents did not, and the consummation of the Moark Acquisition will not, violate any statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment or decree of any court or governmental body binding on any Borrower or, to the Borrowers’ knowledge, any other party to the Moark Acquisition Documents, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, to which any Borrower is a party or by which any Borrower is bound or, to the Borrowers’ knowledge, to which any other party to the Moark Acquisition Documents is a party or by which any such party is bound.

(e)                                  No statement or representation made in the Moark Acquisition Documents by any Borrower or, to the Borrowers’ knowledge, any other Person, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 4.25                                Subordinated Debt.  The subordination provisions of the Subordinated Promissory Note and the Subordination Agreement are enforceable against the holders of the Subordinated Promissory Note by the Administrative Agent and the Lenders.  All Obligations constitute senior Debt entitled to the benefits of the subordination provisions contained in the Subordinated Promissory Note and the Subordination Agreement.  The Borrowers acknowledge that the Administrative Agent and each Lender are entering into this Agreement and are extending the Commitments and making the Loans in reliance upon the subordination provisions of the Subordinated Promissory Note, the Subordination Agreement and this Section 4.25.

ARTICLE V
AFFIRMATIVE COVENANTS

Until any obligation of the Lenders hereunder to make the Term Loans, Revolving Loans and Swing Line Loans and of the Letter of Credit Bank to issue Letters of Credit shall have expired or been terminated and the Notes and all of the other Obligations have been paid in full and all outstanding Letters of Credit shall have expired or the liability of the Letter of Credit Bank thereon shall have otherwise been discharged:

Section 5.1                                      Financial Statements and Reports.  The Borrowers’ Agent will furnish to the Lenders:

(a)                                  As soon as available and in any event within 90 days after the end of each fiscal year of the Borrowers’ Agent (including the fiscal year that ended August 31, 2005), the consolidated financial statements of the Borrowers’ Agent consisting of at least statements of income, cash flow and changes in the members’ equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by Moore Stephens Frost or another independent certified public accountants of recognized national standing selected by the Borrowers and reasonably acceptable to the Administrative Agent, together with (a) any management letters, management reports or other supplementary comments or reports to the Borrowers’ Agent or its board of directors furnished by such accountants and (b) a letter from such accountants addressed to the Lenders acknowledging that the Lenders are extending credit in reliance on such financial statements and authorizing such reliance.

(b)                                 Together with the audited financial statements required under Section 5.1(a), a statement by the accounting firm performing such audit to the effect that it has reviewed this Agreement and that in the course of performing its examination nothing came to its attention that caused it to believe that any Default or Event of Default exists, or, if such Default or Event of Default exists, describing its nature.

(c)                                  Together with the audited financial statements required under Section 5.1(a), unaudited consolidating statements of income, cash flow and changes in the members’ equity for the Borrowers’ Agent for the most recent fiscal year and a consolidating balance sheet of the Borrowers’ Agent as at the end of such year, setting forth in comparative form figures for the corresponding period for the preceding fiscal year, accompanied by a certificate signed by the chief financial officer of the Borrowers’ Agent stating that such financial statements present fairly the financial condition of the Borrowers’ Agent and that the same have been prepared in accordance with GAAP.

(d)                                 As soon as available and in any event within 90 days after the end of each fiscal year of United Mills, (i) the financial statements of United Mills consisting of at least statements of income, cash flow and changes in the members’ equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by an independent certified public accountant of recognized national standing selected by United Mills and reasonably acceptable to the Administrative Agent.

(e)                                  As soon as available and in any event within 60 days after the end of each quarter, unaudited consolidated statements of income, cash flow and changes in the members’ equity for the Borrowers’ Agent for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of the Borrowers’ Agent as at the end of such quarter, setting forth in comparative form figures for the corresponding period for the preceding fiscal year, accompanied by a certificate signed by the chief financial officer of the Borrowers’ Agent stating that such financial statements present fairly the financial condition of the Borrowers’ Agent and that the same have been prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end audit adjustments as to the interim statements).

(f)                                    As soon as available and in any event within 45 days after the end of each month, other than the last month of each quarter, unaudited and unconsolidated statements of income for the Borrowers’ Agent for such month and for the period from the beginning of such fiscal year to the end of such month, and unconsolidated balance sheets of the Borrowers’ Agent as at the end of such month, setting forth in comparative form figures for the corresponding period for the preceding fiscal year, accompanied by a certificate signed by the chief financial officer of the Borrowers’ Agent stating that such financial statements present fairly the financial condition of the Borrowers’ Agent and that the same have been prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end audit adjustments as to the interim statements).

(g)                                 As soon as practicable and in any event within 60 days after the end of each fiscal quarter, a Compliance Certificate in the form attached hereto as Exhibit G signed by the chief financial officer of the Borrowers’ Agent demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with Section 6.15, Section 6.16, Section 6.17, Section 6.18, Section 6.19 and Section 6.21, as at the end of such quarter and stating that as at the end of such quarter there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrowers propose to take with respect thereto.

(h)                                 As soon as practicable and in any event within 45 days after the end of each month, a Borrowing Base Certificate signed by the chief financial officer of the Borrowers’ Agent, reporting the Borrowing Base as of the last day of the month just ended.

(i)                                     As soon as practicable and in any event within 90 days after the beginning of each fiscal year of the Borrowers’ Agent, statements of forecasted consolidated income for the Borrowers’ Agent for each fiscal month in such fiscal year and a forecasted consolidated balance sheet of the Borrowers’ Agent, together with supporting assumptions, as at the end of each fiscal month, all in reasonable detail and reasonably satisfactory in scope to the Lenders.

(j)                                     Immediately upon any officer or manager of any Borrower becoming aware of any Default or Event of Default, a written notice from the Borrowers’ Agent describing the nature thereof and what action Borrowers propose to take with respect thereto.

(k)                                  Immediately upon any officer or manager of a Borrower becoming aware of any matter that has resulted or is reasonably likely to result in a Material Adverse Occurrence, a written notice from the Borrowers’ Agent describing the nature thereof and what action Borrowers propose to take with respect thereto.

(l)                                     Immediately upon any officer or manager of a Borrower becoming aware of (i) the commencement of any action, suit, investigation, proceeding or arbitration before any court or arbitrator or any governmental department, board, agency or other instrumentality affecting a Borrower or any property of such Person, or to which a Borrower is a party (other than litigation where the insurance insures against the damages claimed and the insurer has assumed defense of the litigation without reservation) and in which an adverse determination or result could reasonably be expected to constitute a Material Adverse Occurrence; or (ii) any adverse development which occurs in any litigation, arbitration or governmental investigation or proceeding previously disclosed by a Borrower which, if determined adversely to a Borrower, could reasonably be expected to constitute a Material Adverse Occurrence, a written notice from the Borrowers’ Agent describing the nature and status thereof and what action the Borrowers propose to take with respect thereto.

(m)                               Promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to any Borrower’s members or shareholders, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.

(n)                                 Promptly following receipt, copies of any notices received in connection with the Moark Acquisition.

(o)                                 From time to time, such other information regarding the business, operation and financial condition of any Borrower as any Lender may reasonably request.

Section 5.2                                      Existence.  Each Borrower will maintain its corporate or company existence (as the case may be) in good standing under the laws of its jurisdiction of organization and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude such Borrower from enforcing its rights with respect to any material asset or would expose such Borrower to any material liability.

Section 5.3                                      Insurance.  Each Borrower shall maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable firms engaged in the same or similar business and similarly situated.

Section 5.4                                      Payment of Taxes and Claims.  Each Borrower shall file all tax returns and reports which are required by law to be filed by it and will pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as such Borrower’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on such Borrower’s books in accordance with GAAP.

Section 5.5                                      Inspection.  Each Borrower shall permit any Person designated by the Administrative Agent or any Lender to visit and inspect any of the properties, books and financial records of such Borrower, to examine and to make copies of the books of accounts and other financial records of such Borrower, and to discuss the affairs, finances and accounts of such Borrower with, and to be advised as to the same by, its officers and managers at such reasonable times and intervals as the Administrative Agent or any Lender may designate.

Section 5.6                                      Maintenance of Properties.  Each Borrower will maintain its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 5.7                                      Books and Records.  Each Borrower will keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

Section 5.8                                      Compliance.  Each Borrower (a) will comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject and (b) will maintain and comply in all material respects with all Applicable Permits; provided, however, that failure to so comply, obtain or maintain shall not be a breach of this covenant if such failure cannot reasonably be expected to constitute a Material Adverse Occurrence and such Borrower is acting in good faith and with reasonable dispatch to cure such failure.

Section 5.9                                      ERISA.  Each Borrower will maintain each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code.

Section 5.10                                Environmental Matters; Reporting.  Each Borrower will observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise constitute a Material Adverse Occurrence.  No Borrower shall use its property (including any portion of the Thompson Property, the Moark Property or the Renville Property) for the production, storage or disposal of hazardous substances, wastes or materials.  The Borrowers’ Agent will give the Administrative Agent prompt written notice of any violation as to any environmental matter by any Borrower and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (a) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by any Borrower which are material to the operations of such Borrower, including the Applicable Permits, or (b) which will or threatens to impose a material liability on such Borrower to any Person or which will require a material expenditure by the Borrower to cure any alleged problem or violation.

Section 5.11                                Further Assurances.  Each Borrower shall promptly correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment or recordation thereof.  Promptly upon request by the Administrative Agent or the Required Lenders, each Borrower also shall do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all deeds, conveyances, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent or the Required Lenders may reasonable require from time to time in order: (a) to carry out more effectively the purposes of the Loan Documents; (b) to perfect and maintain the validity, effectiveness and priority of any security interests intended to be created by the Loan Documents including, without limitation, the delivery of a landlord waiver from any landlord required by the Administrative Agent or the Required Lenders; and (c) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Lenders the rights granted now or hereafter intended to be granted to the Lenders under any Loan Document or under any other instrument executed in connection with any Loan Document or that any Borrower may be or become bound to convey, mortgage or assign to the Administrative Agent for the benefit of the Lenders in order to carry out the intention or facilitate the performance of the provisions of any Loan Document.  The Borrowers’ Agent shall furnish to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent of every such recording, filing or registration.

Section 5.12                                Compliance with Terms of Material Contracts.  Each Borrower shall make all payments and otherwise perform all obligations in respect of all Material Contracts to which such Borrower is a party and shall promptly provide the Administrative Agent with copies of any notices of default under any Material Contract given or received by any Borrower.

ARTICLE VI
NEGATIVE COVENANTS

Until any obligation of the Lenders hereunder to make the Term Loans and Revolving Loans and of the Letter of Credit Bank to issue Letters of Credit shall have expired or been terminated and the Notes and all of the other Obligations have been paid in full and all outstanding Letters of Credit shall have expired or the liability of the Letter of Credit Bank thereon shall have otherwise been discharged:

Section 6.1                                      Merger.  No Borrower will merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

Section 6.2                                      Disposition of Assets.  No Borrower will directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a)                                  dispositions of inventory in the ordinary course of business;

(b)                                 dispositions of used, worn-out or obsolete equipment, furniture, furnishings, machinery or fixtures if (i) such equipment, furniture, furnishings, machinery or fixtures is replaced by property of equal kind and value, or (ii) if the value of such disposed equipment, furniture, furnishings, machinery or fixtures at the time of disposal is less than $150,000 for any single transaction or less than $300,000 in the aggregate in any fiscal year; and

(c)                                  other dispositions of property if the net book value of the disposed property does not exceed (i) in any fiscal year, 10% of such Borrower’s total consolidated assets as shown on its balance sheet as of the end of the immediately preceding fiscal year, or for its most recent prior fiscal quarter, or (ii) in the aggregate during the term of this Agreement, 30% of such Borrower’s total consolidated assets as shown on its balance sheet as of the Closing Date, in each case unless the proceeds from such disposition are reinvested within twelve (12) months of such disposition to purchase other property useful and intended to be used in the business of the Borrowers’ Agent.

Section 6.3                                      Plans.  No Borrower will permit any event to occur or condition to exist which would permit any Plan to terminate under any circumstances which would cause the Lien provided for in Section 4068 of ERISA to attach to any assets of any Borrower.

Section 6.4                                      Change in Nature of Business.  No Borrower will make any material change in the nature of the business of such Borrower, as carried on at the date hereof.

Section 6.5                                      Subsidiaries.  No Borrower will form or acquire any corporation which would thereby become a Subsidiary.

Section 6.6                                      Negative Pledges.  No Borrower will enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Lenders which would (i) prohibit such Borrower from granting, or otherwise limit the ability of the such Borrower to grant, to the Lenders any Lien on any assets or properties of such Borrower, or (ii) require such Borrower to grant a Lien to any other Person if such Borrower grants any Lien to the Lenders.

Section 6.7                                      Restricted Payments.  No Borrower will make any Restricted Payments if a Default or Event of Default has occurred and is continuing or if a Default or Event of Default would occur as a result of such Restricted Payment.

Section 6.8                                      Transactions with Affiliates.  No Borrower will enter into any transaction with any Affiliate of such Borrower, except upon fair and reasonable terms no less favorable than such Borrower would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 6.9                                      Accounting Changes.  No Borrower will make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year.

Section 6.10                                Subordinated Debt.  No Borrower will (a) make any scheduled payment of the principal of or interest on any Subordinated Debt that would be prohibited by the terms of such Subordinated Debt and any related subordination agreement (including the Subordination Agreement); (b) directly or indirectly make any prepayment on or purchase, redeem or defease any Subordinated Debt or offer to do so (whether such prepayment, purchase or redemption, or offer with respect thereto, is voluntary or mandatory); (c) amend or cancel the subordination provisions applicable to any Subordinated Debt; (d) take or omit to take any action if as a result of such action or omission the subordination of such Subordinated Debt, or any part thereof, to the Obligations might be terminated, impaired or adversely affected; or (e) omit to give the Administrative Agent prompt notice of any notice received from any holder of Subordinated Debt, or any trustee therefor, or of any default under any agreement or instrument relating to any Subordinated Debt by reason whereof such Subordinated Debt might become or be declared to be due or payable, .

Section 6.11                                Investments.  No Borrower will acquire for value, make, have or hold any Investments, except:

(a)                                  Investments existing on the date of this Agreement and described on Schedule 6.11.

(b)                                 Travel advances to management personnel and employees in the ordinary course of business.

(c)                                  Investments in readily marketable direct obligations issued or guaranteed by the United States or any agency thereof and supported by the full faith and credit of the United States.

(d)                                 Certificates of deposit or bankers’ acceptances issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital and surplus of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is reasonably satisfactory to the Administrative Agent.

(e)                                  Commercial paper given the highest rating by a nationally recognized rating service.

(f)                                    Repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America with a term of not more than seven (7) days; provided all such agreements shall require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System

(g)                                 Other readily marketable Investments in debt securities which are reasonably acceptable to the Required Lenders.

(h)                                 Any other Investment if the aggregate consideration therefor does not exceed $500,000.

(i)                                     The Moark Acquisition.

Any Investments under clauses (c), (d), (e) or (f) above must mature within one year of the acquisition thereof by the Borrower.

Section 6.12                                Indebtedness.  The Borrower will not incur, create, issue, assume or suffer to exist any Indebtedness, except:

(a)                                  The Obligations.

(b)                                 Current Liabilities, other than for borrowed money, incurred in the ordinary course of business.

(c)                                  Indebtedness existing on the date of this Agreement and disclosed on Schedule 6.12, but not including any extension or refinancing thereof.

(d)                                 Indebtedness secured by Liens permitted under Section 6.13 hereof.

(e)                                  Subordinated Debt.

Section 6.13                                Liens.  No Borrower will create, incur, assume or suffer to exist any Lien, or enter into, or make any commitment to enter into, any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements, with respect to any property now owned or hereafter acquired by the Borrower, except:

(a)                                  Liens granted to the Administrative Agent and the Lenders under the Security Documents to secure the Obligations.

(b)                                 Liens existing on the date of this Agreement and disclosed on Schedule 6.13.

(c)                                  Deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower.

(d)                                 Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.

(e)                                  Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.

(f)                                    Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds.

(g)                                 Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by a Borrower in excess of those set forth by regulations promulgated by the Board, and (ii) such deposit account is not intended by the Borrower to provide collateral to the depository institution.

(h)                                 Permitted Encumbrances.

(i)                                     The interest of any lessor under any Capital Lease entered into after the Closing Date or purchase money Liens on property acquired after the Closing Date; provided, that, (i) the Indebtedness secured thereby is otherwise permitted by this Agreement and (ii) such Liens are limited to the property acquired and do not secure Indebtedness other than the related Capital Lease Obligations or the purchase price of such property.

(j)                                     CoBank’s statutory Lien on the CoBank Equities.

Section 6.14                                Contingent Liabilities.  No Borrower will be or become liable on any Contingent Obligations except Contingent Obligations existing on the date of this Agreement and described on Schedule 6.14 and Contingent Obligations for the benefit of the Lenders.

Section 6.15                                Tangible Net Worth.  The Borrower’s Agent will not permit its Tangible Net Worth at any time to be less than $28,000,000, plus forty percent (40%) of net earnings accumulated after August 31, 2005, plus one hundred percent (100%) of all equity contributed after August 31, 2005.

Section 6.16                                Current Ratio.  The Borrower’s Agent will not permit the ratio of its Current Assets to its Current Liabilities to be less than 1.25 to 1.0 at any time.

Section 6.17                                Working Capital. The Borrower’s Agent will not permit its Working Capital to be less than $7,000,000 at any time.

Section 6.18                                Leverage Ratio.  The Borrower’s Agent will not permit the Leverage Ratio, as of the last day of any fiscal quarter for the four consecutive fiscal quarters ending on that date, to be more than (a) for the period from November 30, 2006 to May 31, 2007, 6.50 to 1.0, or (b) for the period from June 1, 2007 to the Term Loan Maturity Date, 4.25 to 1.0.

Section 6.19                                Fixed Charge Coverage Ratio.  The Borrower’s Agent will not permit the Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter for the four consecutive fiscal quarters ending on that date, to be less than (a) for the period from the Closing Date to May 31, 2008, 1.00 to 1.00, and (b) for the period from June 1, 2008 to the Term Loan Maturity Date, 1.15 to 1.0.

Section 6.20                                Operating Leases.  No Borrower will enter into any Operating Lease that would cause the aggregate lease payments for all Operating Leases of the Borrowers to exceed $1,600,000 on a consolidated basis per fiscal year of the Borrowers’ Agent, provided that rents paid by any Borrower for real property consisting solely of land located in the State of Iowa and leased from Midwest Investors of Iowa, Cooperative shall not be included in such calculation.

Section 6.21                                Risk Management.  The Borrowers’ Agent shall not fail to have the minimum required percentage of finished egg products under contract as set forth and described on Annex II, established as of the first day of each fiscal quarter after the Compliance Certificate required by Section 5.1 is delivered.

Section 6.22                                Material Contracts.  No Borrower shall amend or modify a Material Contract in any material respect, or terminate a Material Contract, without the prior written consent of the Required Lenders.

Section 6.23                                Eligibility.  No Borrower will take any action that causes it to become ineligible to borrow from CoBank.

Section 6.24                                Real Estate Plan.  The Borrowers shall not fail to take the actions required to be taken, and at the times required to be taken, with respect to its owned and leased real properties as set forth in the Real Estate Plan.

ARTICLE VII
EVENTS OF DEFAULT AND REMEDIES

Section 7.1                                      Events of Default.  The occurrence of any one or more of the following events shall constitute an Event of Default:

(a)                                  The Borrowers shall fail to make when due, whether by acceleration or otherwise, any payment of principal of any Note.

(b)                                 The Borrowers shall fail to make when due, whether by acceleration or otherwise, any payment of interest on any Note or on or of any other Obligation required to be made to the Administrative Agent, the Letter of Credit Bank or any Lender pursuant to this Agreement and such failure to pay shall continue for five (5) Business Days after the date on which such payment was due.

(c)                                  Any representation or warranty made by or on behalf of any Borrower in this Agreement or any other Loan Document or by or on behalf of any Borrower in any certificate, statement, report or document herewith or hereafter furnished to any Lender or the Administrative Agent pursuant to this Agreement or any other Loan Document shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.

(d)                                 Any Borrower shall fail to comply with Sections 2.16, 5.2 or 5.3 hereof or any Section of Article VI hereof.

(e)                                  Any Borrower shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement (other than those hereinabove set forth in this Section 7.1) and such failure to comply shall continue for 30 calendar days after whichever of the following dates is the earliest:  (i) the date any Borrower or the Borrowers’ Agent gives notice of such failure to the Lenders, (ii) the date any Borrower should have given notice of such failure to the Administrative Agent pursuant to Section 5.1, or (iii) the date the Administrative Agent or any Lender gives notice of such failure to the Borrower.

(f)                                    Any default (however denominated or defined) shall occur under any Security Document.

(g)                                 Any Borrower shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of such Borrower or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for any Borrower or for a substantial part of the property thereof and shall not be discharged within 45 days, or any Borrower shall make an assignment for the benefit of creditors.

(h)                                 Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against any Borrower, and, if instituted against any Borrower, shall have been consented to or acquiesced in by such Borrower, or shall remain undismissed for 60 days, or an order for relief shall have been entered against such Borrower.

(i)                                     Any dissolution or liquidation proceeding shall be instituted by or against any Borrower, and, if instituted against any Borrower, shall be consented to or acquiesced in by such Borrower or shall remain for 45 days undismissed.

(j)                                     A judgment or judgments for the payment of money in excess of the sum of $250,000 in the aggregate shall be rendered against any Borrower and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than 60 days from the date of entry thereof or such longer period during which execution of such judgment shall be stayed during an appeal from such judgment.

(k)                                  The maturity of any material Indebtedness of any Borrower (other than Indebtedness under this Agreement) shall be accelerated, or any Borrower shall fail to pay any such material Indebtedness when due (after the lapse of any applicable grace period) or, in the case of such Indebtedness payable on demand, when demanded (after the lapse of any applicable grace period), or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such material Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor.  For purposes of this Section, Indebtedness of any Borrower shall be deemed “material” if it is Indebtedness under the Subordinated Promissory Note or if it exceeds $1,000,000 as to any item of Indebtedness or in the aggregate for all items of Indebtedness with respect to which any of the events described in this Section 7.1(k) has occurred.

(l)                                     Any execution or attachment shall be issued whereby any substantial part of the property of any Borrower shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 30 days after the issuance thereof.

(m)                               Any Security Document shall, at any time, cease to be in full force and effect or shall be judicially declared null and void, or the validity or enforceability thereof shall be contested by any Borrower, or the Administrative Agent or the Lenders shall cease to have a valid and perfected security interest having the priority contemplated thereunder in all of the collateral described therein, other than by action or inaction of the Administrative Agent or the Lenders if (i) the aggregate value of the collateral affected by any of the foregoing exceeds $150,000 and (ii) any of the foregoing shall remain unremedied for ten (10) days or more after receipt of notice thereof by the Borrowers’ Agent from the Administrative Agent.

(n)                                 Any Change of Control shall occur.

Section 7.2                                      Remedies.   If (a) any Event of Default described in Sections 7.1 (g), (h) or (i) shall occur, the Commitments shall automatically terminate and the Notes and all other Obligations shall automatically become immediately due and payable, and the Borrowers shall without demand cash collateralize an amount equal to the aggregate face amount of all outstanding Letters of Credit; or (b) any other Event of Default shall occur and be continuing, then, upon receipt by the Administrative Agent of a request in writing from the Required Lenders, the Administrative Agent shall take any of the following actions so requested: (i) declare the Commitments terminated, whereupon the Commitments shall terminate, (ii) declare the outstanding unpaid principal balance of the Notes, the accrued and unpaid interest thereon and all other Obligations to be forthwith due and payable, whereupon the Notes, all accrued and unpaid interest thereon and all such Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding, and (iii) demand that the Borrowers cash collateralize an amount equal to the aggregate face amount of all outstanding Letters of Credit.  Upon the occurrence of any of the events described in clause (a) of the preceding sentence, or upon the occurrence of any of the events described in clause (b) of the preceding sentence when so requested by the Required Lenders, the Administrative Agent may exercise all rights and remedies under any of the Loan Documents, and enforce all rights and remedies under any applicable law.

Section 7.3                                      Offset.  In addition to the remedies set forth in Section 7.2, upon the occurrence of any Event of Default and thereafter while the same be continuing, each Borrower hereby irrevocably authorizes each Lender to set off any Obligations owed to such Lender against all deposits and credits of such Borrower with, and any and all claims of such Borrower against, such Lender.  Such right shall exist whether or not such Lender shall have made any demand hereunder or under any other Loan Document, whether or not the Obligations, or any part thereof, or deposits and credits held for the account of the Borrowers is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Lender or the Lenders.  Each Lender agrees that, as promptly as is reasonably possible after the exercise of any such setoff right, it shall notify the Borrowers’ Agent of its exercise of such setoff right; provided, however, that the failure of any Lender to provide such notice shall not affect the validity of the exercise of such setoff rights.  Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on any Lender to all rights of banker’s Lien, setoff and counterclaim available pursuant to law.

ARTICLE VIII
THE ADMINISTRATIVE AGENT

The following provisions shall govern the relationship of the Administrative Agent with the Lenders.

Section 8.1                                      Appointment and Authorization.  Each Lender appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such respective powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.  Neither the Administrative Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted to be taken by it under or in connection with the Loan Documents, except for its own gross negligence or willful misconduct.  The Administrative Agent shall act as an independent contractor in performing its obligations as Administrative Agent hereunder.  The duties of the Administrative Agent shall be mechanical and administrative in nature, and nothing herein contained shall be deemed to create any fiduciary relationship among or between the Administrative Agent, any Borrower or the Lenders.

Section 8.2                                      Note Holders.  The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form reasonably satisfactory to the Administrative Agent.

Section 8.3                                      Consultation With Counsel.  The Administrative Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

Section 8.4                                      Loan Documents.  The Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties in any Loan Document or be under a duty to examine or pass upon the validity, effectiveness, genuineness or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto, and the Administrative Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 8.5                                      CoBank and Affiliates.  With respect to its Commitments and the Loans made by it, CoBank shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent consistent with the terms thereof, and CoBank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower as if it were not the Administrative Agent.

Section 8.6                                      Action by Administrative Agent.  Except as may otherwise be expressly stated in this Agreement, the Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, the Loan Documents.  The Administrative Agent shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to the Loan Documents or applicable law.  The Administrative Agent shall incur no liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties and to be consistent with the terms of this Agreement.

Section 8.7                                      Credit Analysis.  Each Lender has made, and shall continue to make, its own independent investigation or evaluation of the operations, business, property and condition, financial and otherwise, of any Borrower in connection with entering into this Agreement and has made its own appraisal of the creditworthiness of each Borrower.  Except as explicitly provided herein, the Administrative Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Event of Default or at any time thereafter.

Section 8.8                                      Notices of Event of Default, Etc.  In the event that the Administrative Agent shall have acquired actual knowledge of any Event of Default or Default, the Administrative Agent shall promptly give notice thereof to the Lenders.  The Administrative Agent shall not be deemed to have knowledge or notice of any Default or Event of Default, except with respect to actual defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default”.

Section 8.9                                      Indemnification.  Each Lender agrees to indemnify the Administrative Agent, as Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to such Lender’s share of the aggregate Revolving and Term Loan Commitment Amounts from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on or incurred by the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.  No payment by any Lender under this Section shall relieve the Borrower of any of its obligations under this Agreement.

Section 8.10                                Payments and Collections.  All funds received by the Administrative Agent in respect of any payments made by any Borrower on the Tranche A Term Notes shall be distributed forthwith by the Administrative Agent among the Tranche A Term Lenders, in like currency and funds as received, ratably according to each such Lender’s Term Loan Percentage.  All funds received by the Administrative Agent in respect of any payments made by any Borrower on the Tranche B Term Notes shall be distributed forthwith by the Administrative Agent among the Tranche B Term Lenders, in like currency and funds as received, ratably according to each such Lender’s Term Loan Percentage.  All funds received by the Administrative Agent in respect of any payments made by any Borrower on the Revolving Notes, Commitment Fees or Letter of Credit Fees shall be distributed forthwith by the

Administrative Agent among the Revolving Lenders, in like currency and funds as received, ratably according to each such Lender’s Revolving Loan Percentage.

(a)                                  Personal Property.  After any Event of Default has occurred, all funds received by the Administrative Agent as realization on collateral that constitutes personal property (excluding any machinery and equipment that are fixtures to any real estate) shall (except as may otherwise be required by law) be distributed by the Administrative Agent in the following order:  (a) first, to the Administrative Agent in an amount equal to the amounts, if any, as are necessary to pay the costs and expenses (including reasonable attorneys’ fees) incurred by the Administrative Agent in connection with any enforcement action or collection proceeding in relation to the relevant personal property collateral, (b) second, to the Lenders, ratably in an amount equal to the amounts, if any, as are necessary to pay the costs and expenses (including reasonable attorneys’ fees) incurred by each Lender in connection with any enforcement action or collection proceeding in relation to the relevant personal property collateral, (c) third, to the Revolving Lenders in an amount up to but not exceeding the amount of principal then outstanding in respect of the Revolving Loans and any portion of the Obligations relating thereto and any accrued and unpaid interest thereon (including any interest that, but for the provisions of the Bankruptcy Code would have accrued on such amounts), (d) fourth, to the Term Lenders ratably, in an amount up to but not exceeding the amount of the principal of the Obligations then outstanding and any accrued but unpaid interest thereon (including any interest that, but for the provisions of the Bankruptcy Code would have accrued on such amounts), (e) fifth, to the Lenders, ratably, in an amount up to but not exceeding the amount of any other Obligations then outstanding, and (f) sixth, the remainder, if any, to the Borrowers’ Agent for the benefit of the Borrowers or as a court of competent jurisdiction may otherwise direct.

(b)                                 Real Property.  After any Event of Default has occurred, all funds received by the Administrative Agent as realization on collateral that constitutes real property (including any machinery and equipment that are fixtures to such real property) shall (except as may otherwise be required by law) be distributed by the Administrative Agent in the following order:  (a) first, to the Administrative Agent in an amount equal to the amounts, if any, as are necessary to pay the costs and expenses (including reasonable attorneys’ fees) incurred by the Administrative Agent in connection with any enforcement action or collection proceeding in relation to the relevant real property collateral, (b) second, to the Lenders, ratably in an amount equal the amounts, if any, as are necessary to pay the costs and expenses (including reasonable attorneys’ fees) incurred by each Lender in connection with any enforcement action or collection proceeding in relation to the relevant real property collateral, (c) third, to the Term Lenders ratably, in an amount up to but not exceeding the amount the amount of the principal of the Obligations then outstanding and any accrued but unpaid interest thereon (including any interest that, but for the provisions of the Bankruptcy Code would have accrued on such amounts), (d) fourth, to the Revolving Lenders in an amount up to but not exceeding the amount of principal then outstanding in respect of the Revolving Loans and any portion of the Obligations relating thereto and any accrued and unpaid interest thereon (including any interest that, but for the provisions of the Bankruptcy Code would have accrued on such amounts), (e) fifth, to the Lenders, ratably, in an amount up to but not exceeding the amount of any other Obligations then outstanding, and (f) sixth, the remainder, if any, to the Borrowers’ Agent for the benefit of the Borrowers or as a court of competent jurisdiction may otherwise direct.

(c)                                  General.  After any Event of Default has occurred, all funds received by the Administrative Agent, whether as payments by the Borrowers or as realization on collateral not constituting personal property or real property (which shall be distributed in accordance with subsections (a) and (b) of this Section 8.10, as applicable) or on any guaranties, shall (except as may otherwise be required by law) be distributed by the Administrative Agent in the following order:  (a) first, to the Administrative Agent in an amount equal to the amounts, if any, as are necessary to pay the costs and expenses (including reasonable attorneys’ fees) incurred by the Administrative Agent in connection with any enforcement action or collection proceeding hereunder, (b) second, to the Lenders, ratably in an amount equal the amounts, if any, as are necessary to pay the costs and expenses (including reasonable attorneys’ fees) incurred by each Lender in connection with any enforcement action or collection proceeding, (c) third, to the Lenders in an amount up to but not exceeding the amount of principal then outstanding on the Obligations and any accrued and unpaid interest thereon (including any interest that, but for the provisions of the Bankruptcy Code would have accrued on such amounts), (d) fourth, to the Lenders, ratably, in an amount up to but not exceeding the amount of any other Obligations then outstanding, and (e) fifth, the remainder, if any, to the Borrowers’ Agent for the benefit of the Borrowers or as a court of competent jurisdiction may otherwise direct.

Section 8.11                                Sharing of Payments.  If any Lender shall receive and retain any payment, voluntary or involuntary, whether by setoff, application of deposit balance or security, or otherwise, in respect of Indebtedness under this Agreement or the Notes in excess of such Lender’s share thereof as determined under this Agreement, then such Lender shall purchase from the other Lenders for cash and at face value and without recourse, such participation in the Notes held by such other Lenders as shall be necessary to cause such excess payment to be shared ratably as aforesaid with such other Lenders; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.  Subject to the participation purchase obligation above, each Lender agrees to exercise any and all rights of setoff, counterclaim or banker’s lien first fully against any Notes and participations therein held by such Lender, next to any other Indebtedness of the Borrowers to such Lender arising under or pursuant to this Agreement and to any participations held by such Lender in Indebtedness of the Borrowers arising under or pursuant to this Agreement, and only then to any other Indebtedness of any Borrower to such Lender.

Section 8.12                                Advice to Lenders.  The Administrative Agent shall forward to the Lenders copies of all notices, financial reports and other material communications received hereunder from the Borrowers by it as Administrative Agent, excluding, however, notices, reports and communications which by the terms hereof are to be furnished by the Borrowers directly to each Lender.

Section 8.13                                Defaulting Lender.

(a)                                  Remedies Against a Defaulting Lender.  In addition to the rights and remedies that may be available to the Administrative Agent or the Borrowers’ Agent under this Agreement or applicable law, if at any time a Lender is a Defaulting Lender such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Administrative Agent or to be taken into account in the calculation of the Required Lenders, shall be suspended while such Lender remains a Defaulting Lender.  If a Lender is a Defaulting Lender because it has failed to make timely payment to the Administrative Agent of any amount required to be paid to the Administrative Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Administrative Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the overnight Federal Funds rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document until such defaulted payment and related interest has been paid in full and such default no longer exists and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest.  Any amounts received by the Administrative Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held uninvested by the Administrative Agent and either applied against the purchase price of such Loans under the following subsection (b) or paid to such Defaulting Lender upon the default of such Defaulting Lender being cured.

(b)                                 Purchase from Defaulting Lender.  Any Lender that is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Lender’s Commitments.  If more than one Lender exercises such right, each such Lender shall have the right to acquire such proportion of such Defaulting Lender’s Commitments on a pro rata basis.  Upon any such purchase, the Defaulting Lender’s interest in its Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser thereof subject to and in accordance with the requirements set forth in 9.6, including an Assignment in form reasonably acceptable to the Administrative Agent.  The purchase price for the Commitments of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender. The purchaser shall pay to the Defaulting Lender in Immediately Available Funds on the date of such purchase the principal of and accrued and unpaid interest and fees on the Loans made by such Defaulting Lender hereunder (it being understood that such accrued and unpaid interest and fees may be paid pro rata to the purchasing Lender and the Defaulting  Lender by the Administrative Agent at a subsequent date upon receipt of payment of such amounts from the Borrower).  Prior to payment of such purchase price to a Defaulting Lender, the Administrative Agent shall apply against such purchase price any amounts retained by the Administrative Agent pursuant to the last sentence of the immediately preceding subsection (a).  The Defaulting Lender shall be entitled to receive amounts owed to it by the Borrower under the Loan Documents which accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by the Administrative Agent from or on behalf of the Borrower.  There shall be no recourse against any Lender or the Administrative Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

Section 8.14                                Resignation.  If at any time CoBank shall deem it advisable, in its sole discretion, it may submit to each of the Lenders and the Borrowers’ Agent a written notification of its resignation as Administrative Agent under this Agreement, such resignation to be effective upon the appointment of a successor Administrative Agent, but in no event later than 30 days from the date of such notice.  Upon submission of such notice, the Required Lenders may appoint a successor Administrative Agent.

ARTICLE IX
MISCELLANEOUS

Section 9.1                                      Modifications.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1.  The Required Lenders and each Borrower party to the relevant Loan Document may, or with the written consent of the Required Lenders, the Administrative Agent and each such Borrower may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other

Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrowers hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, no such amendment, modification, waiver or consent shall:

(a)                                  Reduce the rate or extend the time of payment of interest thereon, or reduce the amount of the principal thereof, or modify any of the provisions of any Note with respect to the payment or repayment thereof, without the consent of the holder of each Note so affected; or

(b)                                 Increase the amount or extend the time of any Commitment of any Lender, without the consent of such Lender; or

(c)                                  Reduce the rate or extend the time of payment of any fee payable to a Lender, without the consent of the Lender affected; or

(d)                                 Except as may otherwise be expressly provided in any of the other Loan Documents, release any material portion of collateral securing, or any guaranties for, all or any part of the Obligations without the consent of all the Lenders; or

(e)                                  Amend the definition of Required Lenders or otherwise reduce the percentage of the Lenders required to approve or effectuate any such amendment, modification, waiver, or consent, without the consent of all the Lenders; or

(f)                                    Require the consent of any Lender (i) other than the Revolving Lenders if such amendment, waiver or consent relates solely to the Revolving Loans, (ii) other than the Tranche A Term Lenders if such amendment, waiver or consent relates solely to the Tranche A Term Loans, or (iii) other the Tranche B Term Lenders if such amendment, waiver or consent relates solely to the Tranche B Term Loans

(g)                                 Amend any of the foregoing Subsections (a) through (f) of this Section or this Subsection (g) without the consent of all the Lenders; or

(h)                                 Amend any provision of this Agreement relating to the Administrative Agent (in its capacity as agent for the Lenders) without the consent of the Administrative Agent; or

(i)                                     Amend any provision of this Agreement relating to the issuance of Letters of Credit without the consent of the Administrative Agent.

(j)                                     Amend any provision of this Agreement relating to the Swing Line Loans without the consent of the Swing Line Lender.

Section 9.2                                      Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrowers agree to reimburse the Administrative Agent upon demand for all reasonable out-of-pocket expenses paid or incurred by the Administrative Agent (including the fees and expenses of Dorsey & Whitney LLP, counsel to the Administrative Agent, and any filing and recording costs) in connection with the negotiation, preparation, approval, review, execution, delivery, administration, amendment, modification and interpretation of this Agreement and the other Loan Documents and any commitment letters relating thereto.  The Borrowers shall also reimburse the Administrative Agent and each Lender upon demand for all reasonable out-of-pocket expenses (including expenses of legal counsel) paid or incurred by the Administrative Agent or any Lender in connection with the collection and enforcement of this Agreement and any other Loan Document. The obligations of the Borrowers under this Section shall survive any termination of this Agreement.

Section 9.3                                      Waivers, etc.  No failure on the part of the Administrative Agent or the holder of a Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.  The remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any remedies provided by law.

Section 9.4                                      Notices.  Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing.  All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Administrative Agent or any Lender under Article II hereof shall be deemed to have been given only when received by the Administrative Agent or such Lender.

Section 9.5                                      Taxes.  The Borrowers agrees to pay, and save the Administrative Agent and the Lenders harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of the Notes, which obligation of the Borrowers shall survive the termination of this Agreement.

Section 9.6                                      Successors and Assigns; Participations; Purchasing Lenders.

(a)                                  This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent, the Lenders, all future holders of the Notes, and their respective successors and assigns, except that the Borrowers may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of  each Lender.

(b)                                 Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in a minimum amount of $250,000 in any Revolving Loan or any Term Loan or other Obligation owing to such Lender, any Revolving Note or any Term Note held by such Lender, and any Revolving Commitment or any Term Loan Commitment of such Lender, or any other interest of such Lender hereunder.  In the event of any such sale by any Lender of participating interests to a Participant, (i) such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible for the performance thereof, (iii) such Lender shall remain the holder of any such Revolving Note or any such Term Note for all purposes under this Agreement, (iv) the Borrowers, the Borrowers’ Agent and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) the agreement pursuant to which such Participant acquires its participating interest herein shall provide that such Lender shall retain the sole right and responsibility to enforce the Obligations, including, without limitation the right to consent or agree to any amendment, modification, consent or waiver with respect to this Agreement or any other Loan Document, provided that such agreement may provide that such Lender will not consent or agree to any such amendment, modification, consent or waiver with respect to the matters set forth in Sections 9.1(a) through (e) without the prior consent of such Participant.  Each Borrower agrees that if amounts outstanding under this Agreement, the Revolving Notes, the Term Notes and the Loan Documents are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have, to the extent permitted by applicable law, the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Revolving Note, any Term Note or other Loan Document to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Revolving Note, any Term Note or other Loan Document; provided, that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 8.11.  Each Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, 2.20, 2.21 and 9.2 with respect to its participation in the Revolving Commitments, Term Loan Commitments, Revolving Loans and Term Loans; provided, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c)                                  Each Lender may, from time to time, with the consent of the Administrative Agent and the Borrowers’ Agent (neither of which consents shall be unreasonably withheld or delayed; and if an Event of Default shall have occurred and be continuing, then consent of the Borrowers’ Agent shall not be required), assign to other lenders (“Assignees”) all or part of its rights or obligations hereunder or under any Loan Document in a minimum amount of $1,000,000 evidenced by any Revolving Note then held by that Lender, together with equivalent proportions of its Revolving Commitment, any Term Note then held by that Lender, its Term Loan Commitment pursuant to written agreements executed by such assigning Lender, such Assignee(s), the Borrowers and the Administrative Agent in substantially the form of Exhibit H, which agreements shall specify in each instance the portion of the Obligations evidenced by the Revolving Notes and Term Notes which is to be assigned to each Assignee and the portion of the Revolving Commitment and Term Loan Commitment of such Lender to be assumed by each Assignee (each, an “Assignment Agreement”); provided, however, that the assigning Lender must pay to the Administrative Agent a processing and recordation fee of $3,500 per assignment.  Upon the execution of each Assignment Agreement by the assigning Lender, the relevant Assignee, the Borrowers and the Administrative Agent, payment to the assigning Lender by such Assignee of the purchase price for the portion of the Obligations being acquired by it and receipt by the Borrowers’ Agent of a copy of the relevant Assignment Agreement, (x) such Assignee lender shall thereupon become a “Lender” for all purposes of this Agreement with a pro rata share of the Revolving Commitment and a Term Loan Commitment in the amount set forth in such Assignment Agreement and with all the rights, powers and obligations afforded a Lender under this Agreement, (y) such assigning Lender shall have no further liability for funding the portion of its Commitment assumed by such Assignee and (z) the address for notices to such Assignee shall be as specified in the Assignment Agreement executed by it.  Concurrently with the execution and delivery of each Assignment Agreement, the assigning Lender shall surrender to the Administrative Agent the Revolving Note and Term Note a portion of which is being assigned, and the Borrowers shall execute and deliver a Revolving Note and Term Note to the Assignee in the amount of  its Revolving Commitment and its Term Loan Commitment, respectively, and a new Revolving Note and Term Note to the assigning Lender in the amount of its Revolving Commitment and Term Loan Commitment, respectively, after giving effect to the reduction occasioned by such assignment, all such Notes to constitute “Revolving Notes” and “Term Notes” for all purposes of this Agreement and of the other Loan Documents.

(d)                                 The Borrowers shall not be liable for any costs incurred by the Lenders in effecting any participation under subparagraph (b) of this subsection or by the Lenders in effecting any assignment under subparagraph (c) of this subsection except with respect to the Administrative Agent as provided in this Section 9.6.

(e)                                  Each Lender may disclose to any Assignee or Participant and to any prospective Assignee or Participant any and all financial information in such Lender’s possession concerning the Borrowers or any of their Subsidiaries (if any) which has been delivered to such Lender by or on behalf of the Borrowers or any of their Subsidiaries pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrowers or any of their Subsidiaries in connection with such Lender’s credit evaluation of such Borrower or any of its Subsidiaries prior to entering into this Agreement, provided that prior to disclosing such information, such Lender shall first obtain the agreement of such prospective Assignee or Participant to comply with the provisions of Section 9.7.

(f)                                    Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any note held by it in favor of any federal reserve bank in accordance with Regulation A of the Board or U. S. Treasury Regulation 31 CFR § 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(g)                                 Notwithstanding any other provision in this Agreement, (i) all Revolving Loan, Term Loan or other Obligations owing to CoBank hereunder that are retained by CoBank for its own account and are not part of a sale of a participation interest or the assignment of any rights or obligations under the Loan Documents, shall be entitled to patronage distributions in accordance with the bylaws of CoBank and its practices and procedures related to patronage distributions and (ii) any Revolving Loan, Term Loan or other Obligations owing to CoBank hereunder that are not retained by CoBank for its own account and are part of a sale of a participation interest or the assignment of any rights or obligations under the Loan Documents, shall not be entitled to any such patronage distributions.

Section 9.7                                      Confidentiality of Information.  The Administrative Agent and each Lender shall use reasonable efforts to assure that information about the Borrower and its operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to the Administrative Agent or such Lender pursuant to the provisions hereof is used only for the purposes of this Agreement and any other relationship between such Lender and the Borrower and shall not be divulged to any Person other than the Lender, their Affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights of the Administrative Agent and the Lenders hereunder and under the Loan Documents or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in the immediately preceding Section, (d) if such information is generally available to the public other than as a result of disclosure by the Administrative Agent or any Lender, (e) to any direct or indirect contractual counterparty in any hedging arrangement or such contractual counterparty’s professional advisor, (f) to any nationally recognized rating agency that requires information about any Lender’s investment portfolio in connection with ratings issued with respect to such  Lender, and (g) as may otherwise be  required or requested by any regulatory authority having jurisdiction over the Administrative Agent or any Lender or by any applicable law, rule, regulation or judicial process, the opinion of any Lender’s counsel concerning the making of such disclosure to be binding on the parties hereto.  No Lender shall incur any liability to the Borrower by reason of any disclosure permitted by this Section.

Section 9.8                                      Governing Law and Construction.  THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF COLORADO, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.  Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument  or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.

Section 9.9                                      Consent to Jurisdiction.  AT THE OPTION OF THE ADMINISTRATIVE AGENT, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR COLORADO STATE COURT SITTING IN CITY OR COUNTY OF DENVER; AND EACH BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT.  IN THE EVENT ANY BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE ADMINISTRATIVE AGENT AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

Section 9.10                                Waiver of Jury Trial.  EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.11                                Survival of Agreement.  All representations, warranties, covenants and agreement made by each Borrower herein or in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the Lenders and shall survive the making of the Loans by the Lenders and the execution and delivery to the Lenders by the Borrowers of the Notes, regardless of any investigation made by or on behalf of the Lenders, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid and so long as the Commitments have not been terminated; provided, however, that the obligations of the  under 9.2,  9.5 and 9.12 shall survive payment in full of the Obligations and the termination of the Commitments.

Section 9.12                                Indemnification.  The Borrowers hereby agree to defend, protect, indemnify and hold harmless the Administrative Agent and the Lenders and their respective Affiliates and the directors, officers, employees, attorneys and agents of the Administrative Agent and the Lenders and their respective Affiliates (each of the foregoing being an “Indemnitee” and all of the foregoing being collectively the “Indemnitees”) from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:

(a)                                  by reason of, relating to or in connection with the execution, delivery, performance or enforcement of any Loan Document, any commitments relating thereto, or any transaction contemplated by any Loan Document; or

(b)                                 by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder, including the acquisition of any collateral by the Lenders by way of foreclosure of the Lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise;

provided, however, that the Borrowers shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee’s gross negligence or willful misconduct.  In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.

This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the later of the Termination Date or the date of payment in full of the Obligations, including specifically Obligations arising under clause (b) of this Section.  The indemnification provisions set forth above shall be in addition to any liability the Borrowers may otherwise have.  Without prejudice to the survival of any other obligation of the Borrowers hereunder the indemnities and obligations of the Borrowers contained in this Section shall survive the payment in full of the other Obligations.

Section 9.13                                Captions.  The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

Section 9.14                                Entire Agreement.  This Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof.  This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.  Nothing contained in this Agreement or in any other Loan Document, expressed or implied, is intended to confer upon any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder or thereunder.

Section 9.15                                Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 9.16                                Borrower Acknowledgements.  Each Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) neither the Administrative Agent nor any Lender has any fiduciary relationship to such Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between such Borrower and the Administrative Agent or any Lender, and (d) neither the Administrative Agent nor any Lender undertakes any responsibility to such Borrower to review or inform such Borrower of any matter in connection with any phase of the business or operations of such Borrower and such Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, the Borrowers by the Administrative Agent or any Lender is for the protection of the Lenders and neither such Borrower nor any third party is entitled to rely thereon.

Section 9.17                                Appointment of and Acceptance by Borrowers’ Agent.  Midwest Investors of Iowa, Cooperative hereby appoints and authorizes the Borrowers’ Agent to take such action as its agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Borrowers’ Agent by the terms thereof, together with such power that are reasonably incidental thereto, and Golden Oval Eggs, LLC hereby accepts such appointment.

Section 9.18                                Relationship Among Borrowers.

(a)                                  JOINT AND SEVERAL LIABILITY.  EACH BORROWER AGREES THAT IT IS LIABLE, JOINTLY AND SEVERALLY WITH EACH OTHER BORROWER, FOR THE PAYMENT OF ALL OBLIGATIONS OF THE BORROWERS UNDER THIS AGREEMENT, AND THAT THE LENDERS AND THE ADMINISTRATIVE AGENT CAN ENFORCE SUCH OBLIGATIONS AGAINST ANY OR ALL BORROWERS, IN THE LENDERS’ OR THE ADMINISTRATIVE AGENT’S SOLE AND UNLIMITED DISCRETION.

(b)                                 Waivers of Defenses.  The obligations of the Borrowers hereunder shall not be released, in whole or in part, by any action or thing which might, but for this provision of this Agreement, be deemed a legal or equitable discharge of a surety or guarantor, other than irrevocable payment and performance in full of the Obligations (except for contingent indemnity and other contingent Obligations not yet due and payable) at a time after any obligation of the Lenders hereunder to make the Term Loans and Revolving Loans and of the Letter of Credit Bank  to issue Letters of Credit shall have expired or been terminated and all outstanding Letters of Credit shall have expired or the liability of the Letter of Credit Bank thereon shall have otherwise been discharged.  The purpose and intent of this Agreement is that the Obligations constitute the direct and primary obligations of each Borrower and that the covenants, agreements and all obligations of each Borrower hereunder be absolute, unconditional and irrevocable.  Each Borrower shall be and remain liable for any deficiency remaining after foreclosure of any mortgage, deed of trust or security agreement securing all or any part of the Obligations, whether or not the liability of any other Person for such deficiency is discharged pursuant to statute, judicial decision or otherwise.

(c)                                  Other Transactions.  The Lenders and the Administrative Agent are expressly authorized to exchange, surrender or release with or without consideration any or all collateral and security which may at any time be placed with it by the Borrowers or by any other Person on behalf of the Borrowers, or to forward or deliver any or all such collateral and security directly to the Borrowers for collection and remittance or for credit.  No invalidity, irregularity or unenforceability of any security for the Obligations or other recourse with respect thereto shall affect, impair or be a defense to the Borrowers’ obligations under this Agreement. The liabilities of each Borrower hereunder shall not be affected or impaired by any failure, delay, neglect or omission on the part of any Lender or the Administrative Agent to realize upon any of the Obligations of any other Borrower to the Lenders or the Administrative Agent, or upon any collateral or security for any or all of the  Obligations, nor by the taking by any Lender or the Administrative Agent of (or the failure to take) any guaranty or guaranties to secure the Obligations, nor by the taking by any Lender or the Administrative Agent of (or the failure to take or the failure to perfect its security interest in or other lien on) collateral or security of any kind.  No act or omission of  any Lender or the Administrative Agent, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of a Borrower, shall affect or impair the obligations of the Borrowers hereunder.

(d)                                 Actions Not Required.  Each Borrower, to the extent permitted by applicable law, hereby waives any and all right to cause a marshaling of the assets of any other Borrower or any other action by any court or other governmental body with respect thereto or to cause any Lender or the Administrative Agent to proceed against any security for the Obligations or any other recourse which any Lender or the Administrative Agent may have with respect thereto and further waives any and all requirements that any Lender or the Administrative Agent institute any action or proceeding at law or in equity, or obtain any judgment, against any other Borrower or any other Person, or with respect to any collateral security for the Obligations, as a condition precedent to making demand on or  bringing an action or obtaining and/or enforcing a judgment against, such Borrower under this Agreement.

(e)                                  No Subrogation.  Notwithstanding any payment or payments made by any Borrower hereunder or any setoff or application of funds of any Borrower by any Lender or the Administrative Agent, such Borrower shall not be entitled to be subrogated to any of the rights of any Lender or the Administrative Agent against any other Borrower or any other guarantor or any collateral security or guaranty or right of offset held by any Lender or the Administrative Agent for the payment of the Obligations, nor shall such Borrower seek or be entitled to seek any contribution or reimbursement from any other Borrower or any other guarantor in respect of payments made by such Borrower hereunder, until all amounts owing to the Lenders and the Administrative Agent by the Borrowers on account of the Obligations are irrevocably paid in full.  If any amount shall be paid to a Borrower on account of such subrogation rights at any time when all of the Obligations shall not have been irrevocably paid in full, such amount shall be held by that Borrower in trust for the Lenders and the Administrative Agent, segregated from other funds of that Borrower, and shall, forthwith upon receipt by the Borrower, be turned over to the Administrative Agent in the exact form received by the Borrower (duly indorsed by the Borrower to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

(f)                                    Application of Payments.  Any and all payments upon the Obligations made by the Borrowers or by any other Person, and/or the proceeds of any or all collateral or security for any of the Obligations, may be applied by the Lenders on such items of the Obligations as the Lenders may elect.

(g)                                 Recovery of Payment.  If any payment received by the Lenders or the Administrative Agent and applied to the Obligations is subsequently set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of a Borrower or any other obligor), the Obligations to which such payment was applied shall, to the extent permitted by applicable law, be deemed to have continued in existence, notwithstanding such application, and each Borrower shall be jointly and severally liable for such Obligations as fully as if such application had never been made.  References in this Agreement to amounts “irrevocably paid” or to “irrevocable payment” refer to payments that cannot be set aside, recovered, rescinded or required to be returned for any reason.

(h)                                 Borrowers’ Financial Condition.  Each Borrower is familiar with the financial condition of the other Borrowers, and each Borrower has executed and delivered this Agreement based on that Borrower’s own judgment and not in reliance upon any statement or representation of the Lenders or the Administrative Agent.  The Lenders and the Administrative Agent shall have no obligation to provide any Borrower with any advice whatsoever or to inform any Borrower at any time of any  Lender’s actions, evaluations or conclusions on the financial condition or any other matter concerning the Borrowers.

(i)                                     Bankruptcy of the Borrowers.  Each Borrower expressly agrees that, to the extent permitted by applicable law, the liabilities and obligations of that Borrower under this Agreement shall not in any way be impaired or otherwise affected by the institution by or against any other Borrower or any other Person of any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other similar proceedings for relief under any bankruptcy law or similar law for the relief of debtors and that any discharge of any of the Obligations pursuant to any such bankruptcy or similar law or other law shall not diminish, discharge or otherwise affect in any way the obligations of that Borrower under this Agreement, and that upon the institution of any of the above actions, such obligations shall be enforceable against that Borrower.

(j)                                     Limitation; Insolvency Laws.  As used in this Section 9.18(j): (a) the term “Applicable Insolvency Laws” means the laws of the United States of America or of any State, province, nation or other governmental unit relating to bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including, without limitation, 11 U. S. C. §547, §548, §550 and other “avoidance” provisions of Title 11 of the United Stated Code) as applicable in any proceeding in which the validity and/or enforceability of this Agreement against any Borrower, or any Specified Lien is in issue; and (b) “Specified Lien” means any security interest, mortgage, lien or encumbrance granted by any Borrower securing the Obligations, in whole or in part.  Notwithstanding any other provision of this Agreement, if, in any proceeding, a court of competent jurisdiction determines that with respect to any Borrower, this Agreement or any Specified Lien would, but for the operation of this Section, be subject to avoidance and/or recovery or be unenforceable by reason of Applicable Insolvency Laws, this Agreement and each such Specified Lien shall be valid and enforceable against such Borrower, only to the maximum extent that would not cause this Agreement or such Specified Lien to be subject to avoidance, recovery or unenforceability.  To the extent that any payment to, or realization by, the Lenders or the Administrative Agent on the Obligations exceeds the limitations of this Section and is otherwise subject to avoidance and recovery in any such proceeding, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment or realization exceeds such limitation, and this Agreement as limited shall in all events remain in full force and effect and be fully enforceable against such Borrower.  This Section is intended solely to reserve the rights of the Lenders and the Administrative Agent hereunder against each Borrower, in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and neither the Borrowers, any guarantor of the Obligations nor any other Person shall have any right, claim or defense under this Section that would not otherwise be available under Applicable Insolvency Laws in such proceeding.

Section 9.19                                Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.20                                Ratification of Prior Transactions.  Each Borrower acknowledges and affirms that all transactions and loans made pursuant to the Existing Credit Agreement that took place or were advanced prior to the date hereof are ratified in all respects and shall hereafter be governed solely by the terms of this Agreement and the Notes.

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

GOLDEN OVAL EGGS, LLC,
as a Borrower and the Borrowers’ Agent

	By:	/s/ Douglas Leifermann
Name: Douglas Leifermann
Title: Chief Financial Officer

MIDWEST INVESTORS OF IOWA, COOPERATIVE, as a Borrower

	By:	/s/ Douglas Leifermann
Name: Douglas Leifermann
Title: Chief Financial Officer

Address for the Borrowers	GOECA, LP, as a Borrower
For Purposes of Notice:	By its General Partner
GOEMCA, Inc.
1800 Park Avenue East
P.O. Box 615	By:	/s/ Douglas Leifermann
Renville, MN 56284	Name: Douglas Leifermann
Fax: (320) 329-3276	Title: Chief Financial Officer
Attention: Doug Leifermann, Vice President – Finance

S-1

Commitment Amounts

Revolving:	$15,000,000	COBANK, ACB,
Tranche A1 Term:	N/A	as a Lender and as the Administrative Agent
Tranche A2 Term:	N/A
Tranche A3 Term:	N/A	By:	/s/ Jeff Doorenbos
Tranche B1 Term:	$7,300,000	Name: Jeff Doorenbos
Tranche B2 Term:	$7,700,000	Title: Vice President
Tranche B3 Term:	$20,000,000

Address for funding notices:
5500 South Quebec Street
Greenwood Village, CO 80111
P.O. Box 5110
Denver, CO 80217
Attention: Kelly Purtell
Fax: (303) 740-4021

Address for all other notices:
Interchange Tower, Suite 300
600 Highway 169 South
Minneapolis, MN 55426-1219
Fax: (303) 224-2582
Attention: Jeff Doorenbos

Revolving:	N/A	METROPOLITAN LIFE INSURANCE COMPANY, as a Bank
Tranche A1 Term:	$14,700,000
Tranche A2 Term:	$15,300,000	By:	/s/ Steven W. Craig
Tranche A3 Term:	$18,000,000	Name:	Steven W. Craig
Tranche B1 Term:	N/A	Title:
Tranche B2 Term:	N/A
Tranche B3 Term:	N/A
Address for funding notices:

Address for all other notices:
4401 Westown Parkway
Suite 220
West Des Moines, IA 50266
Fax: (515) 223-0757
Attention: Tony Jennings

S-2

ANNEX I

PRICING GRID

Revolving Loans (numbers in parentheses constitute negative amounts)

Funded Debt to EBITDA	LIBOR Margin	Base Margin	Unused Fee
≥ 5.25:1.00	3.75%	1.50%	0.625%
≥ 4.50:1.00 < 5.25:1.00	3.25%	1.00%	0.500%
≥ 3.75:1.00 < 4.50:1.00	2.75%	0.50%	0.500%
≥ 3.00:1.00 < 3.75:1.00	2.25%	0%	0.375%
≥ 2.25:1.00 < 3.00:1.00	1.75%	(0.50)%	0.375%
< 2.25:1.00	1.25%	(1.00)%	0.250%

Tranche B Term Loans, Second Tranche 2 Advance and Final Tranche 2 Advance of Tranche A2 Term Loans and Tranche A3 Term Loans (numbers in parentheses constitute negative amounts)

Funded Debt to EBITDA	LIBOR Margin	Base Margin (Tranche B loans only)
≥ 5.25:1.00	4.00%	1.75%
≥ 4.50:1.00 < 5.25:1.00	3.50%	1.25%
≥ 3.75:1.00 < 4.50:1.00	3.00%	0.75%
≥ 3.00:1.00 < 3.75:1.00	2.50%	0.25%
≥ 2.25:1.00 < 3.00:1.00	2.00%	(0.25)%
< 2.25:1.00	1.50%	(0.75)%

ANNEX II

RISK MANAGEMENT GRID

Current Ratio	Minimum Percentage of Eggs Contracted
Greater than or equal to 1.25 to 1.00 but less than 1.50 to 1.00	≥ 50%
Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	≥ 40%
Greater than or equal to 2.00 to 1.00	≥ 30%